EXHIBIT 99.1

                     ALZA CORPORATION FORM 8-K
                  Restated Financial Information

                         Table of Contents

                                                              PAGE


  Selected consolidated financial data                           2

  Management's discussion and analysis of financial condition
    and results of operations                                 3-29

  Consolidated statement of operations for the years ended
    December 31, 1998, 1997, and 1996                           30

  Consolidated balance sheet at December 31, 1998 and 1997      31

  Consolidated statement of stockholders' equity for the years
    ended December 31, 1998, 1997 and 1996                      32

  Consolidated statement of cash flows for the years ended
    December 31, 1998, 1997, 1996                               33

  Notes to the consolidated financial statements             34-61

  Report of Ernst & Young LLP, Independent Auditors             62

  SCHEDULE II --Consolidated valuation and qualifying accounts for the years ended December 31, 1998, 1997 and 199663

SELECTED CONSOLIDATED FINANCIAL DATA
(In millions, except per share amounts)

                    1998      1997      1996      1995      1994
____________________________________________________________________

Total revenues    $ 646.9   $ 504.4   $ 446.1    $326.6   $265.0

Net income (loss)   108.3    (275.2)(1)  82.1      52.2     38.5

Earnings (loss)
 per share,
 Basic               1.09     (2.83)     0.86      0.57     0.43
 Diluted             1.07     (2.83)     0.84      0.56     0.43

Cash and investments514.1     561.1   1,032.8     469.4    356.7

Total assets      1,666.6   1,450.7   1,698.6   1,018.0    834.1

Total long-term
 liabilities      1,006.1     968.0     949.8     414.7    385.8

Total stockholders'
 equity             531.9     366.3     670.9     527.2    385.0
____________________________________________________________________

1 Reflects a total of $368.7 million (or $3.77 per share, diluted) of charges, including a $247.0 million charge and $8.0 million of interest expense related to ALZA's distribution of shares of Crescendo Pharmaceuticals Corporation, $108.5 million for acquired in-process research and development, an asset write-down of $11.5 million and costs of $1.8 million related to a workforce reduction, less a tax benefit of $8.1 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS

                       RESULTS OF OPERATIONS

                              SUMMARY


SUMMARY
(In millions, except per share amounts) 1998      1997    1996
______________________________________________________________
Revenues                             $646.9    $504.4   $446.1

Operating Income (Loss)               196.5    (228.8)   120.2

Net Income (Loss)                     108.3    (275.2)    82.1

Earnings (Loss) per Share (diluted)    1.07     (2.83)    0.84
______________________________________________________________


     ALZA's net income for 1998 was $108.3 million, compared with a net loss of $275.2 million in 1997 and net income of $82.1 million in 1996. Net income (loss) for 1997 and 1996 contained items that ALZA believes should be excluded in order to analyze comparable operating results for the three years. Those items are described below under "Certain Items Affecting Comparability of Operating Results."

     ALZA acquired all of SEQUUS' outstanding stock in a tax-free, stock-for-stock transaction on March 16, 1999. SEQUUS stockholders received 0.4 shares of ALZA common stock for each share of SEQUUS common stock. ALZA issued 13.2 million shares to acquire the outstanding shares of SEQUUS on the closing date. ALZA has accounted for the transaction as a pooling of interests, and accordingly, the consolidated financial statements and all financial information presented herein have been restated to reflect the combined operations, financial position and cash flows of both companies.


1998 Compared to 1997

     On a comparable basis, ALZA's 1998 net income increased 16% to $108.3 million, or $1.07 per diluted share, compared with 1997 net income of $93.4 million, or $0.94 per diluted share, excluding the impact of the 1997 items described below under "Certain Items Affecting Comparability of Operating Results." The increase in 1998 net income resulted primarily from the following:

 -Net sales increased 60% to $289.4 million in 1998 from $181.1 million in 1997. Sales of products by ALZA Pharmaceuticals doubled in 1998 compared with 1997, increasing to $175.8 million in 1998 from $87.9 million in 1997.

 -Gross margin as a percentage of net sales increased to 57% in 1998 from 45% in 1997.

 -Royalties, fees and other revenues increased 24% to $233.1 million in 1998, compared with $188.3 million in 1997. Royalties, fees and other revenues for 1998 included $10.7 million in technology fees from Crescendo Pharmaceuticals Corporation ("Crescendo").

     Substantially offsetting these contributions to net income in 1998 were the following:

 -Selling, general and administrative expenses increased to $141.9 million in 1998 from $85.3 million in 1997, excluding $0.4 million in costs related to workforce reductions in 1997. This increase reflects the substantial increase in the size of the sales organization, increased marketing expenses related to ALZA's expanded product portfolio, and preparation for the launch of Ditropan-registered trademark- XL (oxybutynin chloride) in February 1999. Increased amortization of product acquisition costs also contributed to the increase in selling, general and administrative expenses in 1998, as a result of a full year of amortization of the costs of products acquired by ALZA in 1997.

 -Interest income declined 54% in 1998 compared with 1997, due to lower cash balances as a result of the purchase of Therapeutic Discovery Corporation ("TDC"), the formation of Crescendo and several product acquisitions, all of which occurred in the second half of 1997, and payment of $91.2 million for the exercise of the option to acquire all of the outstanding limited partnership interests in ALZA TTS Research Partners, Ltd. (the "TTS Partnership"), which occurred in the third quarter of 1998.

1997 Compared to 1996

     On a comparable basis, ALZA's net income increased 17% in 1997 to $93.4 million, or $0.94 per diluted share, compared with 1996 net income of $79.8 million, or $0.82 per diluted share, excluding the impact of the 1997 and 1996 items described below under "Certain Items Affecting Comparability of Operating Results." This increase primarily resulted from the following:

 -Net sales increased 35% in 1997 compared with 1996. Sales of ALZA-marketed products increased 80% in 1997 compared with 1996, increasing to $87.9 million in 1997 from $48.7 million in 1996.
 -Gross margin as a percentage of sales increased to 45% in 1997 from 33% in 1996. Gross margin for 1996 was 35% excluding certain charges described below.

 -Royalties, fees and other revenues increased 4% to $188.3 million in 1997 compared with $180.8 million in 1996.
  Royalties, fees and other revenues for 1996 were $170.3 million, excluding certain credits described below.

 -ALZA's effective income tax rate declined to 34% in 1997, after excluding certain items described below which are not generally deductible for tax purposes, from 38% in 1996.

     Partially offsetting these contributions to net income in 1997 were the following:

 -Research and development expenses increased 11% to $180.6 million in 1997 compared to $162.2 million in 1996, while research and development revenues increased 3% to $135.0 million in 1997, compared with $131.2 million in 1996.

 -Selling, general and administrative expenses increased 15% to $85.7 million in 1997 compared with $74.5 million in 1996, resulting from an increase in sales and marketing expenses and amortization of the acquisition costs of products acquired in 1997.

 -Interest expense increased 28% in 1997 compared with 1996 as a result of ALZA's 5% convertible subordinated debentures due 2006 ("5% Debentures"), issued in April 1996, being outstanding for all of 1997.


Certain Items Affecting Comparability of Operating Results

    The following charges were incurred in 1997 and significantly affected ALZA's operating results:

 -Acquisitions of in-process research and development, which consisted of $77.0 million related to the purchase of the Class A Common Stock of TDC, a $10.0 million charge in connection with a development and option agreement for Cereport-registered trademark- (bradykinin-based receptor-mediated permeabilizer) between ALZA and Alkermes, Inc. ("Alkermes") and a $21.5 million expenditure related to a development and commercialization agreement between ALZA and Janssen Pharmaceutica, Inc. (together with its affiliates "Janssen") for an E-TRANS-trademark-fentanyl product ("Transfenta-trademark-") for the treatment of acute pain;

 -A charge of $247.0 million and interest expense of $8.0 million related to ALZA's contribution to Crescendo and distribution of shares to ALZA stockholders and debenture holders, respectively;
 -A write-down of excess manufacturing and research and development equipment of $11.5 million;

 -A workforce reduction with a total cost of $1.8 million ($1.4 million included in research and development expense and $0.4 million included in selling, general and administrative expenses); and

 -An income tax benefit of $8.1 million related to certain of the above charges.


     Net income for 1996 included the following charges and benefits:

 -A $7.1 million benefit from the reversal of a reserve related to Procardia XL-registered trademark- (nifedipine) royalties;

 -A $6.4 million benefit from the settlement of litigation related to patent disputes concerning transdermal nicotine patches;

 -A $4.0 million charge for the unamortized portion of a partnership acquisition prepayment for the OROS-registered trademark- Products Limited Partnership;

 -$5.9 million of charges related to a limited recall of two lots of Duragesic-registered trademark- (fentanyl transdermal system) CII by Janssen, and other joint venture, partnership and product reserves; and

 -Income tax expense of $1.4 million related to the above items.


OPERATING SEGMENTS

     In 1998, ALZA adopted Statement of Financial Accounting
Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes revised standards for public companies in reporting financial information on operating segments. Accordingly, ALZA has organized the following discussion of its results of operations by its operating segments.

     ALZA has two operating segments: ALZA Pharmaceuticals and ALZA Technologies.

     ALZA Pharmaceuticals markets and sells products developed by ALZA Technologies or others directly to the pharmaceutical marketplace in the United States and Canada and to distributors who sell such products outside the United States and Canada. ALZA Pharmaceuticals also co-promotes products with third parties, and engages ALZA Technologies and others to conduct product development and manufacture products for ALZA Pharmaceuticals.

     ALZA Technologies conducts research and development of ALZA's drug delivery technologies and products for ALZA Pharmaceuticals
(and Crescendo) and pharmaceutical company clients, and manufactures products for sale by ALZA Pharmaceuticals and client companies.

     The "Other" category primarily comprises corporate general and administrative activities and the associated costs related to finance, legal, human resources, commercial development, executive and other functions not directly attributable (or allocated) to the activities of the operating segments, as well as rental and service fee revenues.

     SEQUUS' net sales, costs of products shipped, research and development expenses for products marketed by, and potential products to be marketed by, ALZA Pharmaceuticals, and sales and marketing expenses are all included in the ALZA Pharmaceuticals segment; SEQUUS' royalty and fee revenues and research and development revenues and related expenses (largely for activities undertaken on behalf of ALZA Pharmaceuticals) are included in the ALZA Technologies segment; and SEQUUS' general and administrative expenses are included in the Other segment.

OPERATING SEGMENT SUMMARY
(In millions, except per share amounts) 1998      1997    1996
______________________________________________________________
Revenues
 ALZA PHARMACEUTICALS                $294.1    $191.3  $ 156.2
 ALZA TECHNOLOGIES                    480.6     434.7    409.5
 OTHER                                  2.4       0.8      3.2
______________________________________________________________
  Total segment revenues              777.1     626.8    568.9
  Intersegment eliminations          (130.2)   (122.4)  (122.8)
______________________________________________________________
    Total revenues                 $ 646.9   $ 504.4  $ 446.1

Operating Income (Loss)
 ALZA PHARMACEUTICALS               $  23.2   $(332.5)  $(13.7)
 ALZA TECHNOLOGIES                    193.6     133.4    159.5
 OTHER                                (20.3)    (29.7)   (25.6)
______________________________________________________________
     Total operating income (loss)   $196.5    $(228.8) $120.2
______________________________________________________________


     In 1997, the operating loss for ALZA Pharmaceuticals includes charges totaling $334.0 million for the purchase of TDC, the contribution to Crescendo, and a payment in connection with a development and option agreement for Cereport between ALZA and Alkermes. Excluding these charges, operating income for ALZA Pharmaceuticals would have been $1.5 million in 1997. Operating income for ALZA Technologies in 1997 included charges totaling $34.4 million related to a development and commercialization agreement between ALZA and Janssen for Transfenta, a write-down of manufacturing and research and development assets, and costs related to a workforce reduction. Excluding these charges, operating income for ALZA Technologies would have been $167.8 million in 1997.

ALZA PHARMACEUTICALS

     ALZA Pharmaceuticals derives its revenues from sales of ALZA-marketed products to the pharmaceuticals marketplace in the United States and Canada and to distributors who market the products elsewhere; research and development revenues from Crescendo (and prior to 1998,TDC); co-promotion fees from third parties, and fees (including milestone payments) received with respect to rights to market outside the United States or Canada products marketed or intended to be marketed by ALZA Pharmaceuticals in the United States and Canada. Revenues from Crescendo (and previously, TDC) are offset by intersegment charges from ALZA Technologies for research and development expenses related to products marketed by, and potential products for marketing by, ALZA Pharmaceuticals under development by Crescendo. Crescendo is expected to expend its funds within the next two years, at which time ALZA Pharmaceuticals will no longer have offsetting revenues for these research and development expenses. ALZA Pharmaceuticals' costs and expenses include costs of products shipped for ALZA-marketed products, including costs of products manufactured by ALZA Technologies and third party manufacturers, research and development expenses billed by ALZA Technologies and others, sales and marketing expenses and amortization of product acquisition payments.

     In 1998, ALZA Pharmaceuticals' operating income increased to $23.2 million from $1.5 million in 1997, excluding certain charges described above. This improvement was due to a 100% increase in net sales of ALZA-marketed products and an increase in gross margin as a percentage of net sales on these products to 77% in 1998 compared with 76% in 1997. These increases were offset by increased sales and marketing expenses and amortization of product acquisition payments. In 1997, ALZA Pharmaceuticals' operating income increased to $1.5 million, excluding certain charges described above, compared with an operating loss of $13.7 million in 1996. This increase resulted primarily from an 80% increase in net sales of ALZA-marketed products and an increase in the gross margin to 76% in 1997 from 70% in 1996, partially offset by an increase in sales and marketing expenses and an increase in amortization of product acquisition costs in 1997 compared to 1996.

ALZA TECHNOLOGIES

     ALZA Technologies derives its revenues from net sales of products manufactured for client companies and for ALZA Pharmaceuticals, royalty revenues, fee revenues (including milestone payments) under agreements with client companies, and revenues for research and development activities undertaken for client companies and ALZA Pharmaceuticals. In 1998, operating income for ALZA Technologies increased to $193.6 million compared with $167.8 million in 1997, excluding certain charges described above. This increase was primarily due to a 17% increase in royalties, fees and other revenues, a 21% increase in contract manufacturing sales and an improvement in gross margin to 24% in 1998 compared with 15% in 1997. Operating income in 1997 increased to $167.8 million, excluding certain charges, from $159.5 million in 1996 due to a 5% increase in royalties and fees, an 8% increase in contract manufacturing sales and an improvement in gross margin to 15% in 1997 from 12% in 1996.

OTHER

     In 1998, the operating loss for the "Other" segment was $20.3 million, compared with $29.3 million in 1997, excluding a $0.4 million charge related to a workforce reduction. The decrease in the operating loss was due primarily to lower allocated internal expenses, a reduction in certain corporate expenses and higher cash surrender value of company-owned life insurance policies in 1998 compared with 1997. The operating loss for the Other segment increased to $29.3 million in 1997, excluding certain charges, compared with $25.6 million in 1996, due primarily to lower rent and service revenues in 1997 compared with 1996, partially offset by higher cash surrender value of company-owned life insurance policies in 1997.


                             NET SALES

NET SALES
(Dollars in millions)                 1998       1997      1996
______________________________________________________________
ALZA PHARMACEUTICALS
 Doxil-registered trademark-
  /Caelyx-registered trademark-      $ 48.4    $ 29.5    $ 22.7
 Ethyol-registered trademark-          32.6      20.6       9.4
 Mycelex-registered trademark-Troche   25.9      10.8       -
 Elmiron-registered trademark-         23.0       4.8       -
 Testoderm-registered trademark-
   TTS line                            10.0       6.3       6.7
 Other                                 35.9      15.9       9.9
_______________________________________________________________
  Total                               175.8      87.9      48.7
_______________________________________________________________
ALZA TECHNOLOGIES
 Contract manufacturing               113.6      93.2      85.4
 Intersegment                           6.6       6.0       6.8
_______________________________________________________________
  Total                               120.2      99.2      92.2
_______________________________________________________________
 Intersegment eliminations             (6.6)     (6.0)     (6.8)
_______________________________________________________________
     Total net sales                $ 289.4   $ 181.1   $ 134.1
_______________________________________________________________
Total net sales as a percentage
  of total revenues                     45%       36%       30%
_______________________________________________________________
ALZA Pharmaceuticals as a percentage
  of total net sales                    61%       49%       36%
_______________________________________________________________

ALZA PHARMACEUTICALS

     Included in net sales of ALZA Pharmaceuticals are sales of the products marketed directly by ALZA in the United States and Canada, and sales of those products in other countries through distributors (and to a limited extent, direct sales by ALZA of Amphocil-registered trademark- (lipid-based amphotericin B) in the United Kingdom). ALZA Pharmaceuticals net sales increased 100% in 1998 compared to 1997, resulting from a 64% increase in sales of Doxil-registered trademark- (doxorubicin HCl liposome injection), which is marketed by Schering-Plough Ltd. ("Schering-Plough") in Europe under the tradename Caelyx-registered trademark-, and a 58% increase in sales of Ethyol-registered trademark- (amifostine), together with sales of Mycelex-registered trademark- (clotrimazole) Troche, Elmiron-registered trademark- (pentosan polysulfate sodium), BiCitra-registered trademark- (sodium citrate and citric acid), PolyCitra-registered trademark- (potassium citrate), and Ditropan-registered trademark- (oxybutynin chloride), the rights to all of which were acquired by ALZA in the second half of 1997, and sales of Testoderm-registered trademark- TTS (Testosterone Transdermal System), which was launched in March 1998.

     In 1997, net sales of ALZA-marketed products increased 80% compared with 1996, primarily as a result of sales of Mycelex
Troche and Elmiron, rights to each of which were acquired in 1997, together with a 30% increase in Doxil sales. Sales of Ethyol, which was launched in April 1996, also contributed to the increase in ALZA Pharmaceuticals' net sales in 1997.

     Net sales of ALZA-marketed products can be expected to vary from quarter to quarter, particularly in the first years after launch of a new product. Rights to several of the ALZA-marketed products were acquired by ALZA during 1997. In addition, Doxil, Ethyol, Elmiron and Testoderm TTS were cleared for marketing during the past few years and have not yet achieved their steady-state sales levels. Wholesaler stocking patterns, managed care and formulary acceptance, the introduction of competitive products, and acceptance by patients and physicians will affect future sales of these products.

Product Acquisitions

     In July 1997, ALZA acquired exclusive rights to Mycelex Troche in the United States from Bayer Corporation ("Bayer"). Under the terms of the agreement, ALZA made a $50.0 million upfront payment to Bayer, which was capitalized, and will make an additional payment, which will be capitalized, if net sales of the product during a certain period are above a specified level. Bayer manufactures Mycelex Troche for ALZA.

     In October 1997, ALZA acquired the exclusive rights in the United States and Canada to Elmiron and three additional urology products, BiCitra, PolyCitra and Neutra-Phos-registered trademark- (potassium and sodium phosphate), from Baker Norton Pharmaceuticals, Inc. and its parent, IVAX Corporation, (together, "IVAX"). Under the terms of the agreement, ALZA paid a $75.0 million upfront fee to IVAX, which was capitalized, and must pay additional fees if specified Elmiron sales levels are achieved during the five years ending October 2002. ALZA incurred an additional fee of $8.5 million in 1998 based upon Elmiron sales, which was capitalized. IVAX manufactures Elmiron for ALZA.

     In October 1997, ALZA acquired the rights in the United States to the immediate-release Ditropan product and trademark from Hoechst Marion Roussel, Inc. ("HMRI"). ALZA also acquired the rights to the product in Canada in April 1998 from HMRI and Proctor & Gamble Pharmaceuticals, Inc. ("P&G"). Under the terms of the agreements, ALZA made upfront payments to HMRI and P&G, which were capitalized, and incurred additional fees of $12.5 million in 1998 to HMRI based upon Ditropan sales levels in the United States, which were capitalized. HMRI manufactures the product for ALZA. ALZA has the right to market other products in the United States and Canada under the Ditropan trademark, and HMRI will receive royalty payments from ALZA if the trademark is used by ALZA with other products, such as Ditropan XL.

     In November 1998, ALZA acquired the exclusive marketing and distribution rights in the United States to Urispas-registered trademark- (flavoxate hydrochloride) from SmithKline Beecham ("SB"). Under the terms of the agreement, ALZA paid a $25.0 million upfront fee to SB, which was capitalized, and may be required to make additional milestone payments. SB manufactures the product for ALZA.

Launch of Ditropan XL

     On February 1, 1999 ALZA launched Ditropan XL in the United
States. This product is expected to contribute significantly to sales of ALZA-marketed products in 1999 and beyond.

ALZA TECHNOLOGIES

     Net sales from contract manufacturing include sales generated from contract manufacturing activities for ALZA's client companies and ALZA Pharmaceuticals. Net sales from contract manufacturing increased 22% in 1998 compared with 1997, primarily due to a 34% increase in ALZA shipments of Duragesic. Net sales from contract manufacturing increased 9% in 1997 compared with 1996, primarily due to an increase in ALZA shipments of Nicoderm-registered trademark- and NicoDerm-registered trademark- CQ-trademark- (nicotine) and Duragesic.

    The timing and quantities of orders for products marketed by client companies are not within ALZA's control. Net sales to client companies can be expected to fluctuate from period to period, sometimes significantly, depending on the volume, mix and timing of orders of products shipped to client companies, and in some quarters, due to the shipment of launch quantities of products to the clients.
                           GROSS MARGIN

Gross margin as a percentage of net sales
                                       1998     1997      1996
_______________________________________________________________
 ALZA PHARMACEUTICALS (1)              77%      76%       70%
 ALZA TECHNOLOGIES (1)                 24%      15%       12%
_______________________________________________________________
 Gross margin as a percentage of
   total net sales (2)                 57%      45%       33%
_______________________________________________________________
(1)  Includes intersegment revenues or expenses
(2)  After intersegment eliminations

     The increase in total gross margin in 1998 compared to 1997 and 1996 was due to increased sales of higher-margin products by ALZA Pharmaceuticals and increased margins on products shipped by ALZA Technologies to client companies. ALZA expects its gross margin on net sales to increase from historical rates over the longer term, although quarter-to-quarter fluctuations, even significant ones, can be expected to continue to occur. A trend of higher gross margins may be achieved through a proportionate increase in the sales by ALZA Pharmaceuticals in relation to sales by ALZA Technologies and, to a lesser extent, increased utilization of capacity and greater operating efficiencies by ALZA Technologies.

ALZA PHARMACEUTICALS

     The gross margin on net sales of ALZA-marketed products increased in 1998 compared to 1997 and 1996 due to an increase in net sales of higher margin products, in large part reflecting a full year of sales in 1998 of products acquired in 1997. The increase in gross margin in 1997 compared with 1996 reflected the addition of higher margin products to the ALZA Pharmaceuticals portfolio in 1997.

ALZA TECHNOLOGIES

     The gross margin on net sales of products manufactured by ALZA Technologies for sale by client companies and ALZA Pharmaceuticals increased in 1998 compared with 1997 and 1996 as a result of an increase in shipments of higher-margin products to client companies. ALZA Technologies' gross margin on contract manufacturing sales is usually considerably lower than ALZA Pharmaceuticals' gross margin on its sales of ALZA-marketed products. ALZA's client-funded product development agreements generally provide for a supply price that is intended to cover ALZA's costs to manufacture the product plus a small margin. ALZA also receives royalties on the clients' sales of the products, which are included in royalties, fees and other revenues. Sales to ALZA Pharmaceuticals are based upon negotiated prices, which generally approximate the prices charged to third parties.

                ROYALTIES, FEES AND OTHER REVENUES

     Royalties, fees and other revenues consist largely of royalties paid by client companies on products developed under joint development and commercialization agreements with ALZA and other client companies and marketed by the companies. Fee revenues consist of upfront, milestone and other one-time, special, or infrequent payments made under joint development agreements or by distributors who acquire rights to market ALZA products outside the United States and Canada, or co-promotion fees.

ROYALTIES, FEES AND OTHER REVENUES
(Dollars in millions)                   1998      1997    1996
_______________________________________________________________
ALZA PHARMACEUTICALS                 $   25.3  $  11.9   $ 10.9
ALZA TECHNOLOGIES                       205.4    175.6    166.7
OTHER                                     2.4      0.8      3.2
_______________________________________________________________
 Total royalties, fees and
  other revenues                     $  233.1  $ 188.3  $ 180.8
_______________________________________________________________
Percentage of total revenues            36%      37%      41%
_______________________________________________________________

ALZA PHARMACEUTICALS

     In 1998, fee revenue for ALZA Pharmaceuticals included technology fees of $10.7 million from Crescendo and fees from Synthelabo for the rights to commercialize OROS-registered trademark- oxybutynin (Ditropan XL in the United States) in Europe, fees from Schering-Plough under an agreement between Schering-Plough and SEQUUS covering Doxil, and co-promotion fees with respect to products co-promoted by ALZA Pharmaceuticals. In 1997, ALZA Pharmaceuticals' fee revenue consisted of $4.0 million in technology fees from Crescendo, fees from Schering-Plough and co-promotion fees. Fee revenue in 1996 consisted of fees from Schering-Plough, and co-promotion and commercialization fees.

   ALZA has a distribution agreement with Schering-Plough, entered into by SEQUUS and Schering-Plough in 1996. Under the agreement, which expires in 2010, Schering-Plough has obtained exclusive rights to distribute, market and sell Caelyx worldwide, except for the United States, Japan and certain other countries. Under the terms of the agreement, SEQUUS received an upfront payment of $5.3 million and ALZA receives payments based upon product sold to Schering-Plough, with the price determined based on sales of the product. Each party undertakes clinical trials in specific indications.

ALZA TECHNOLOGIES

     Royalties, fees and other revenues for ALZA Technologies increased 17% in 1998 compared to 1997, primarily as a result of increased royalties due to a higher effective royalty rate on and increased sales of Duragesic by Janssen, and a higher royalty rate on and increased sales of Glucotrol XL-registered trademark- (glipizide) by Pfizer, Inc. ("Pfizer"). Partially offsetting these increases in royalties were lower royalties on sales of Procardia XL by Pfizer and NicoDerm CQ by SB. Commercialization and licensing fees also contributed to the increase in royalties, fees and other revenues in 1998 compared with 1997. Fee revenues for 1998 included an upfront payment from Janssen related to the initiation of a new transdermal fentanyl product development program.

    On June 29, 1998, ALZA Development Corporation, a wholly-owned subsidiary of ALZA, elected to exercise its option to acquire all of the outstanding limited partnership interests in the TTS Partnership, which was formed in 1982 to develop and commercialize products combining ALZA's proprietary transdermal drug delivery technology with certain generic compounds. The exercise price of $91.2 million (determined under a formula set in 1983) was paid in cash to the limited partners on August 14, 1998. ALZA had been paying the TTS Partnership four percent of net sales of Duragesic and Testoderm-registered trademark- (testosterone), two products developed by ALZA on behalf of the TTS Partnership. As a result of the exercise of the purchase option, ALZA has all rights to these products, and therefore retains all royalties paid by Janssen on sales of Duragesic, the full transfer price and royalties from sales of Testoderm outside the United States, and the full sales margin on Testoderm in the United States. The purchase price was recorded as deferred product acquisition cost.

     As of September 1998, ALZA and Janssen entered into an agreement under which Janssen is making a series of eight quarterly payments to ALZA over two years to help defray ALZA's substantial purchase price paid for the limited partnership interests in the TTS Partnership. In exchange, the royalty rate payable by Janssen to ALZA with respect to
Duragesic has been reduced by a portion of the rate that ALZA had previously paid to the TTS Partnership.

     As of March 1998, ALZA and Alkermes entered into an exclusive license agreement for two of ALZA's oral drug delivery technologies: RingCap-trademark- and dose sipping technology.
Under this arrangement, ALZA granted Alkermes worldwide rights to the two technologies and Alkermes will be responsible for continuing research and development of products incorporating them. ALZA received upfront payments from Alkermes and will receive a portion of Alkermes' revenues from the development and commercialization of products incorporating the technologies.

     The growth in royalties, fees and other revenues in 1997 compared with 1996 was due to increased sales of Glucotrol XL, Duragesic, NicoDerm CQ, and Catapres-TTS-registered trademark- (clonidine). These increases were partially offset by decreased royalties on sales of Procardia XL. Commercialization and licensing fees also contributed to the increase in royalties, fees and other revenues in 1997 compared with 1996. Fees for 1997 included upfront payments from Knoll Pharmaceutical Company in connection with an agreement for continued development and worldwide commercialization of the OROS-registered trademark-hydromorphone product, from SB in connection with an agreement for the commercialization of the Nicoderm product in numerous international markets, from Pfizer for the rights to commercialize the OROS-registered trademark- pseudoephedrine product in certain countries outside the U.S., and from Schering-Plough under the Caelyx agreement.

     Sales of Procardia XL, as reported by Pfizer, decreased 13% in 1998 from 1997, and decreased 18% in 1997 from 1996. Royalties from Procardia XL accounted for approximately 7% of total revenues in 1998, compared with 11% in 1997 and 16% in 1996. Several companies have filed
Abbreviated New Drug Applications ("ANDAs") with the United States Food and Drug Administration ("FDA") requesting clearance to market generic equivalents to Procardia XL, and one company has received tentative FDA approval of its ANDA. Pfizer has filed suit against these companies for infringement of patent rights relating to the nifedipine active drug substance in Procardia XL, and is also involved in litigation with the FDA and one of the ANDA applicants concerning the regulatory status of the company's product. It is not possible to predict the timing and amount of the negative impact on sales of Procardia XL that will result from competition from these or other potential generic sustained release nifedipine products.


                     RESEARCH AND DEVELOPMENT

     ALZA's research and development revenues generally represent reimbursement of costs, including a portion of general and administrative expenses, by clients, including Crescendo (and previously, TDC) for development of products. Therefore, product development activities do not contribute significantly to operating results.

Research and Development Revenues
(Dollars in millions)                    1998      1997      1996
_______________________________________________________________
ALZA PHARMACEUTICALS
 Crescendo                            $  93.0   $  28.2  $   -
 TDC                                       -       63.3    96.6
_______________________________________________________________
  Total ALZA Pharmaceuticals             93.0      91.5    96.6
_______________________________________________________________
ALZA TECHNOLOGIES
 Crescendo                                2.0       1.5      -
 TDC                                       -        4.5     4.1
 Other clients                           29.4      37.5    30.5
 Intersegment                           123.6     116.5   116.0
_______________________________________________________________
  Total ALZA Technologies               155.0     160.0   150.6
_______________________________________________________________
Intersegment elimination               (123.6)   (116.5) (116.0)
Total research and development revenues$124.4    $135.0  $131.2
_______________________________________________________________
Percentage of total revenues            19%       27%     29%

ALZA PHARMACEUTICALS

     ALZA Pharmaceuticals derives research and development revenues from Crescendo and, prior to 1998, TDC. Revenues from Crescendo (and TDC) are offset by intersegment charges from ALZA Technologies for research and development expenses incurred for research and development related to products marketed by, or under development for potential marketing by, ALZA Pharmaceuticals.

Crescendo Pharmaceuticals Corporation

    In September 1997, ALZA contributed $300.0 million in cash to Crescendo for Crescendo's Class A Common Stock (the "Crescendo Shares"). Also in September 1997, the Crescendo Shares were distributed to the holders of ALZA common stock and ALZA's outstanding convertible subordinated debentures. ALZA recorded a charge of $247.0 million (including expenses of $4.0 million) and interest expense of $8.0 million related to ALZA's contribution to Crescendo and the distribution to stockholders and debenture holders, respectively. ALZA also recorded a dividend of $49.1 million to ALZA stockholders in connection with the distribution of the Crescendo Shares.

    Under a Development Agreement between ALZA and Crescendo,
Crescendo is funding the development of human pharmaceutical products proposed by ALZA and accepted by Crescendo. The development of certain specified products was funded by Crescendo beginning August 25, 1997, the date on which TDC ceased funding the development of such products.

     Under a Technology License Agreement between ALZA and Crescendo, ALZA has granted to Crescendo a worldwide license to use ALZA technology solely to select and develop Crescendo products, to conduct related activities, and to commercialize Crescendo products. In exchange for the license to use existing ALZA technology relating to the products initially under development by ALZA and Crescendo, Crescendo pays a technology fee to ALZA, payable monthly over a period of three years, in the amount of $1.0 million per month for the 12 months following the distribution of the Crescendo Shares, $667,000 per month for the following 12 months and $333,000 per month for the following 12 months. The technology fee will no longer be payable at such time as fewer than two of the seven initial products under development by ALZA and Crescendo are being developed by Crescendo and/or have been licensed by ALZA pursuant to the option, granted to it by Crescendo, to license any or all Crescendo products. ALZA recorded technology fee revenue from Crescendo of $10.7 million and $4.0 million for 1998 and 1997, respectively. Three of the seven initial products were in development and/or had been licensed at December 31, 1998.

     ALZA has an option to acquire an exclusive, royalty-bearing license to each product developed by Crescendo under the Development Agreement. The option is exercisable on a product-by-product, country-by-country, basis. In December 1998, ALZA exercised its option to obtain a worldwide license to OROS oxybutynin (Ditropan XL). Under the terms of the license agreement, ALZA will make payments to Crescendo based upon worldwide sales of the product, which was developed by ALZA on behalf of Crescendo. In consideration of the grant of the license, ALZA must pay Crescendo 2.5% of net sales of the licensed product for the first year and 3% for the second and third years. Thereafter, until 15 years after the date of the first commercial sale of the product, the percentage owed to Crescendo would be based upon development costs of the product paid by Crescendo; based upon current information, this rate is expected to be between 5% and 6%.

     In addition, under Crescendo's Restated Certificate of Incorporation, ALZA has the right to purchase all (but not less than all) of the Crescendo Shares at a price based upon a pre-established formula, discussed in Note 7 to the consolidated financial statements.

Therapeutic Discovery Corporation

     In September 1997, ALZA purchased all of the outstanding shares of TDC Class A Common Stock for $100.0 million in cash. The purchase resulted in a charge of $77.0 million to acquisition of in-process research and development. Approximately $23.0 million of the purchase price was allocated to a deferred tax asset arising from TDC's net operating loss carryforwards and capitalized research and development expense. TDC was formed by ALZA in 1993 to develop and commercialize products incorporating ALZA's drug delivery technologies. At the time of its purchase by ALZA, TDC had a broad range of products in development, although none of these products had yet received regulatory approval for marketing. A significant portion of the purchase price was charged to the acquisition of in-process research and development because the TDC products were under development and had not yet been approved by the FDA. In addition, because TDC had rights only to specific products, and not technology, the products acquired had no alternative future uses.

ALZA TECHNOLOGIES

     Research and development revenues decreased 3% in 1998 compared to 1997, reflecting a decline in product development activities under agreements with client companies. The increase in research and development revenues in 1997 compared to 1996 was due to product development activities undertaken on behalf of client companies and ALZA Pharmaceuticals. The 1996 research and development revenues were reduced by charges related to a credit from ALZA to TDC and a write-off of potentially uncollectible receivables totaling $2.1 million. Research and development revenues increased 5% in 1997 compared to 1996, excluding the 1996 charges, reflecting an increase in product development under ALZA's agreements with client companies.

Research and Development Expenses
(Dollars in millions)                  1998      1997      1996
_______________________________________________________________
ALZA PHARMACEUTICALS
 Intersegment                      $  123.6   $ 116.5   $ 116.0
_______________________________________________________________
ALZA TECHNOLOGIES                     182.8     180.6     162.2
_______________________________________________________________
Intersegment eliminations            (123.6)   (116.5)  $(116.0)
_______________________________________________________________
Total research and development
  expenses                         $ 182.8    $ 180.6   $ 162.2
_______________________________________________________________
As a percentage of total revenues       28%       36%      36%
_______________________________________________________________


ALZA PHARMACEUTICALS

     ALZA Pharmaceuticals engages ALZA Technologies to perform research and development services, the cost of which is determined based upon amounts that would be charged to third parties for similar services. Expenses related to these services increased 6% in 1998 compared to 1997 due to increased research and development related to Crescendo products, Doxil, and other research and development projects. Expenses were relatively constant in 1997 compared to 1996, reflecting expenses relating to Crescendo products and, to a small extent, other research and development projects.

Development and Option Agreements

     In September 1997, ALZA entered into a clinical development and option agreement with Alkermes relating to Cereport, a compound intended to facilitate the delivery of chemotherapeutic agents to the brain. Under the terms of the agreement, ALZA paid Alkermes $10.0 million, which was charged to acquisition of in-process research and development. Under the agreement, Alkermes is conducting additional clinical activities related to Cereport, and ALZA has the option to acquire exclusive worldwide commercialization rights to the product.

     ALZA entered into two agreements with Janssen, effective December 31, 1997, modifying the previous arrangements between the parties relating to two E-TRANS fentanyl products. Under one agreement, ALZA Pharmaceuticals is continuing the development, with Crescendo, of an E-TRANS fentanyl product for the treatment of chronic and breakthough pain. Janssen will have an option, exercisable until 90 days after ALZA has spent $30.0 million on product development, to take over funding the continued development of the product and to commercialize the product worldwide. If Janssen exercises its option, ALZA will receive a share of the United States operating profits from the product and royalties from sales of the product outside the United States, and ALZA Pharmaceuticals will have the right to co-promote the product. If Janssen does not exercise its option, ALZA may continue the development of the product, which ALZA did not have the right to develop independent of Janssen prior to the modification of the arrangements with Janssen. The second agreement is discussed below under "ALZA Technologies."

ALZA TECHNOLOGIES

     Research and development expenses in 1998 compared to 1997 were relatively constant after excluding $1.4 million in costs related to workforce reductions in 1997. The increase in research and development expenses in 1997 compared to 1996 reflects the increased activity for client companies and ALZA Pharmaceuticals.

Development Agreement

     ALZA entered into two agreements with Janssen, effective December 31, 1997, modifying the previous arrangements between the parties relating to two E-TRANS fentanyl products. Under a development and commercialization agreement, ALZA and Janssen modified the agreement pursuant to which the companies were jointly developing Transfenta for the treatment of acute pain. In connection with this modified agreement,
ALZA made a one-time payment of $21.5 million to Janssen. As the product was not yet approved by the FDA and has no alternative future use, the payment was charged to acquisition of in-process research and development. ALZA will receive a share of the United States operating profits from the product and royalties from sales of the product outside the United States, and ALZA Pharmaceuticals will have the right to co-promote the product. The product is in Phase III clinical development. Prior to the modifications described above, the agreement with Janssen for Transfenta was a typical client arrangement for ALZA under which Janssen paid all development costs, and ALZA would receive a royalty based on sales of the product, if it was successfully developed. The second agreement is discussed above under "ALZA Pharmaceuticals."

           SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
(Dollars in millions)                  1998        1997      1996
_______________________________________________________________
ALZA PHARMACEUTICALS
 Sales and marketing expenses       $  95.2    $ 45.8    $ 37.1
_______________________________________________________________
   Total                               95.2      45.8      37.1
_______________________________________________________________
ALZA PHARMACEUTICALS
 Amortization of product acquisition
   payments                            11.1       4.0       2.2
ALZA TECHNOLOGIES
 Amortization of product acquisition
   payments                             4.6       -         -
_______________________________________________________________
   Total                               15.7       4.0       2.2
_______________________________________________________________
OTHER
 General and administrative expenses   31.0      35.9      35.2
_______________________________________________________________
Total selling, general and
  administrative expenses            $141.9     $85.7    $ 74.5
_______________________________________________________________
Total selling, general and adminis-
  trative expenses a percentage of
  total revenues                        22%       17%        17%
_______________________________________________________________

ALZA PHARMACEUTICALS

     Sales and marketing expenses increased substantially in 1998 as compared to 1997 as a result of a significant increase in the size of ALZA's sales organization, and its expanded sales and marketing activities. In July 1998, ALZA entered into arrangements with VIVUS, Inc. and Innovex, Inc. whereby ALZA expanded its sales organization by approximately 260 sales professionals.

     Higher sales and marketing expenses in 1997 compared with 1996 resulted from the expansion of ALZA's sales organization and increased marketing costs in support of Ethyol, Mycelex Troche, Elmiron and Doxil.

     Amortization of product acquisition payments for the ALZA Pharmaceuticals segment increased significantly in 1998 compared to 1997 due to a full year of amortization of the acquisition costs of products acquired in 1997 and, to a lesser extent, products acquired in 1998. The 1997 increase in amortization expense compared with 1996 was due to the amortization of acquisition costs of products acquired in 1997.

ALZA TECHNOLOGIES

     Amortization of product acquisition payments for ALZA Technologies increased significantly in 1998 compared to 1997 due to six months amortization of the $91.2 million exercise price to acquire all of the outstanding limited partnership interests in the TTS Partnership discussed above. For reporting purposes, these costs are treated as product acquisition costs because they relate to acquiring the rights to Duragesic and retaining all royalties paid by Janssen on sales of that product.

OTHER

     General and administrative expenses declined 13% in 1998 compared to 1997, excluding $0.4 million in costs related to workforce reductions in 1997. This decline is due primarily to lower allocated depreciation and facilities costs, a reduction in certain corporate costs and an increase in the cash surrender value of company-owned life insurance policies. General and administrative expenses increased slightly in 1997 compared to 1996, excluding the workforce reduction costs described above. The increase in corporate administrative costs in 1997 compared with 1996 was partially offset by an increase in the cash surrender value of life insurance policies.


                    INTEREST INCOME AND EXPENSE

NET INTEREST
(Dollars in millions)                  1998        1997      1996
_______________________________________________________________
Interest and other income           $ (26.4)  $ (57.1)  $ (54.7)
Distribution to debenture holders       -         8.0       -
Interest expense                       56.7      55.2      43.0
_______________________________________________________________
  Net interest and other
   expense (income)                 $  30.3   $   6.1   $ (11.7)
_______________________________________________________________

     Interest and other income decreased 54% in 1998 compared to 1997 primarily due to significantly lower average invested cash balances during 1998. ALZA's lower cash balances in 1998 are attributable to the purchase of TDC, the formation of Crescendo and several product acquisitions, all of which occurred in the second half of 1997, and payment of $91.2 million for the exercise of the option to acquire all of the outstanding limited partnership interests in the TTS Partnership, which occurred in the third quarter of 1998.

     Interest and other income increased 4% in 1997 compared to 1996, primarily due to higher average invested cash balances during 1997 following ALZA's issuance of $500.0 million of the 5%
Debentures in April 1996, offset by lower realized gains on the sales of investments in 1997 compared with 1996.

     Interest expense increased 3% in 1998 compared to 1997, as a result of higher interest on the 5 1/4% zero coupon convertible subordinated debentures due 2014 (the "5 1/4% Debentures") issued in 1994.
     Interest expense increased 28% in 1997 compared to 1996, as the 5% Debentures were outstanding for all of 1997. Also contributing to the increase were lower amounts of capitalized interest on construction projects and higher interest on the 5 1/4% Debentures.

     The 1997 distribution to debenture holders is related to the Crescendo transaction as discussed under "Crescendo Pharmaceuticals Corporation" above.

                           INCOME TAXES

     In 1998, ALZA's effective income tax rate was 35%. In 1997, ALZA recorded income tax expense of $40.3 million despite ALZA's pretax loss, as certain charges recognized in 1997 are generally not deductible for income tax purposes. ALZA's 1997 effective income tax rate was 34% excluding such items, compared to 38% in 1996. The rate decline in 1998 and 1997 from 1996 was primarily due to increased investment and research tax credits.


                  LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY AND CAPITAL RESOURCES
(In millions)                          1998        1997      1996
_______________________________________________________________
Working capital                    $  297.1  $  276.9  $  533.4
Cash and investments                  514.1     561.1   1,032.8
Total assets                        1,666.6   1,450.7   1,698.6
Long-term debt                        966.1     932.2     893.2
Net cash provided by (used in)
  operating activities                136.8    (200.3)     98.3
Capital expenditures                   65.1      41.8      52.2
Product acquisition payments          127.6     140.1       -
_______________________________________________________________

     During 1998, ALZA paid $91.2 million in cash for the purchase of all of the outstanding limited partnership interests of the TTS Partnership. Also in 1998, ALZA made an upfront fee payment of $25.0 million to SB for the United States rights to Urispas, and made additional fee payments of $6.2 million to HMRI for the immediate release Ditropan product, and $5.0 million to U.S. Bioscience ("USB") related to Ethyol. Cash for these transactions was provided from the sales and maturities of short- and long-term investments, as well as from cash and cash equivalents.

     During 1997, ALZA paid $100.0 million in cash for the purchase of all of the shares of TDC, and contributed $300.0 million in cash to Crescendo. Also in 1997, ALZA paid Bayer a $50.0 million upfront fee for the United States rights to Mycelex Troche, made a $10.0 million payment to USB related to Ethyol and made an upfront payment of $75.0 million to IVAX for the United States and Canadian rights to Elmiron and three additional urology products. ALZA also paid $10.0 million to Alkermes under the agreement related to Cereport. Also during 1997, ALZA made a $36.2 million investment in a real estate joint venture, described below. Cash for these transactions was provided from the sales and maturities of short- and long-term investments, as well as from cash and cash equivalents.

     Cash flow provided by operating activities in 1998 was $158.3 million, excluding a $21.5 million payment to Janssen in January 1998 discussed above under "Certain Items Affecting Comparability of Operating Results". Cash flow provided by operating activities in 1997 was $135.4 million excluding a $247.0 million charge and $8.0 million interest expense relating to ALZA's distribution of shares of Crescendo; a $77 million charge relating to the purchase of TDC; a $10.0 million payment to Alkermes under an agreement relating to Cereport; and $1.8 million in severance payments; and an $8.1 million income tax benefit. These items are discussed above under "Certain Items Affecting Comparability of Operating Results." Cash flow from operating activities in 1996 was $123.3 million.

     In late 1997, ALZA acquired a 50% interest in a real estate joint venture for the development of a 13-acre parcel of land in Mountain View, California. ALZA invested $36.2 million in the joint venture, which is being applied to the construction of buildings on the parcel. ALZA is also obligated to make improvements to the buildings, the total cost of which is estimated to be in excess of $100.0 million; approximately $39.2 million had been spent as of December 31, 1998. The improvements are currently expected to be completed during the fourth quarter of 1999. The joint venture will lease the buildings to ALZA upon completion of construction. The leases provide for an initial term of 15 years with scheduled annual rent increases, followed by two 10-year extension periods with rent increases based upon the Consumer Price Index. ALZA receives 50% of the joint venture's income.

     ALZA has also entered into a ground lease agreement for an adjacent seven-acre parcel of land on which it may construct a pilot plant, laboratories and other technical facilities. The term of the ground lease is approximately 33 years and includes options for ALZA to purchase, or to be required to purchase, the property.

     ALZA's capital spending for 1998 was $65.1 million for additions to property, plant and equipment to support its expanding research, development and manufacturing activities, compared to capital spending of $41.8 million in 1997 and $52.2 million in 1996. While ALZA believes its current facilities and equipment are sufficient to meet its current operating requirements, ALZA is expanding its facilities and equipment to support its medium-term and long-term requirements. Capital expenditures in 1999 are expected to increase over 1998 levels.

     ALZA believes that its existing cash and investment balances are adequate to fund its cash needs for 1999 and beyond. In addition, should the need arise, ALZA believes it would be able to borrow additional funds or otherwise raise additional capital. ALZA may consider using its capital to make strategic investments or to acquire or license technology or products.


                              OUTLOOK

Notice Concerning Forward-Looking Statements

     The following is intended to provide an outlook for 1999 and beyond. To the extent any statements made in this section or elsewhere in this management's discussion and analysis or in the financial statements deal with information that is not historical, these statements are forward-looking. Such statements include, without limitation, plans concerning the commercialization of products, statements concerning potential product sales, future costs of products shipped (and gross margins), associated sales and marketing expenses, plans concerning development of products and other statements that are not historical facts. The occurrence of the events described, and the achievement of the intended results, are subject to various risk factors that could cause ALZA's actual results to be materially different from those presented in this outlook, some or all of which are not predictable or within ALZA's control. Many risks and uncertainties are inherent in the pharmaceutical industry; others are more specific to ALZA's business. Many of the significant risks related to ALZA's business are described in Item 1 of ALZA's Form 10-K Annual Report for the year ended December 31, 1998, and some are also discussed briefly below.

Net Sales

     Net sales of products marketed by ALZA Pharmaceuticals are expected to increase significantly in 1999 due to the launch of Ditropan XL and increases in sales of other products. Wholesaler stocking patterns, managed care and formulary acceptance, the introduction of competitive products, and acceptance by patients, physicians and formularies will affect future sales of ALZA's products.

     ALZA expects 1999 contract manufacturing revenues for ALZA Technologies to increase slightly from 1998 levels due to expected increases in orders from customers. Because many factors affecting contract manufacturing activities are not within ALZA's control, revenues will fluctuate from period to period depending on the volume, mix and timing of orders received from client companies and ALZA Pharmaceuticals.

Gross Margins on Net Sales

     ALZA expects that gross margins, as a percentage of net sales, will continue to increase over the longer term, although quarter-to-quarter fluctuations will continue to occur. Higher gross margins may be achieved through continuing the proportionate increase in direct sales by ALZA Pharmaceuticals (as compared with sales from contract manufacturing), and, to a lesser extent, increased utilization of capacity and greater operating efficiencies by ALZA Technologies.

Royalties, Fees and Other Revenues

     Fees for ALZA Pharmaceuticals in 1999 are expected to include $6.7 million in technology fees from Crescendo. Fees for 1999 may also include upfront fees from third parties in connection with arrangements for the commercialization of Crescendo products.

     ALZA expects royalties, fees and other revenues for ALZA Technologies to continue to increase in 1999 as a result of growth in sales of products currently marketed by client companies. Sales of Procardia XL, and therefore ALZA's royalties from this product, are expected to continue to decline in 1999. ALZA expects fee revenue to continue to contribute to its operating results. Fees for 1999 are expected to include the quarterly fee from Janssen discussed above under "Royalties, Fees and Other Revenues."

     Royalties, fees and other revenues, which are derived largely from sales by client companies of products developed by ALZA Technologies, vary from quarter to quarter as a result of changing levels of product sales by client companies and, occasionally, the receipt by ALZA of fees. Because ALZA's clients generally take responsibility for obtaining necessary regulatory approvals and make all marketing and commercialization decisions regarding these products, most of the variables that affect ALZA's royalties, fees and other revenues are not directly within ALZA's control. Sales of products from which ALZA derives royalties and fees are affected by the clients' marketing efforts and the introduction and marketing of competing products, among other factors. Fees are one-time in nature and will vary from year to year and quarter to quarter.

     During the next several years, ALZA intends to continue reducing its dependence on royalties and fees by further expanding ALZA's sales and marketing activities and by directly marketing and selling more products through ALZA Pharmaceuticals, including products developed with
Crescendo. However, there can be no assurance that ALZA will be successful in undertaking this expansion, or that any expanded sales and marketing activities will be successful, due to factors such as the risks associated with developing, clinically testing and obtaining regulatory clearance of products for ALZA marketing by ALZA Pharmaceuticals, the difficulties and costs associated with acquiring from third parties products for ALZA Pharmaceuticals to market, the length of the regulatory approval process, the uncertainties surrounding the acceptance of new products by the intended markets, the marketing of competitive products, risks relating to patents and proprietary rights and the current health care cost containment environment. ALZA expects that, in the near term, royalties on sales by clients of currently marketed products will continue to be a substantial contributor to net income.

Research and Development

     ALZA expects that Crescendo will expend its available funds within the next two years. The rate of expenditure by Crescendo will depend upon the continued development of products currently under development by ALZA and Crescendo, and new products proposed by ALZA and accepted by Crescendo for development. After Crescendo expends its available funds, ALZA Pharmaceuticals will incur significant expenses for research and development services provided by ALZA Technologies that will no longer be reimbursed by Crescendo.

     To maintain or increase product development revenue from 1998 levels, ALZA will need to enter into new arrangements with client companies to replace revenues lost when programs terminate or products are submitted for regulatory clearance or cleared for marketing. Development agreements with client companies are generally terminable by the clients on short notice and may be terminated for many reasons, including technical issues, marketing concerns, reallocation of client resources, and changes in client priorities. In addition, product development revenues from any particular client program could decrease dramatically once the New Drug Application for the product has been filed, and could decrease earlier if the client, rather than ALZA, were to undertake the clinical development of a product.

     In 1999, ALZA expects to continue its 1998 level of internal research in order to continue strengthening ALZA's leadership in the drug delivery field. In 1999, certain product development activities funded by ALZA Pharmaceuticals in prior years are expected to be funded by Crescendo, reducing ALZA Pharmaceuticals' internal product development expenses for 1999.

Selling, General and Administrative Expenses

     Sales and marketing expenses are expected to increase in 1999 due to the launch of Ditropan XL, which occurred in February 1999, and as ALZA increases its activities for Doxil. Sales and marketing expenses for ALZA Pharmaceuticals are also expected to continue to increase in 1999, primarily due to the expansion of marketing efforts for recently-acquired products and the increase in the size of ALZA's sales organization in 1998. Amortization of product acquisition costs for 1999 will include ongoing amortization of costs of products acquired in prior years, as well as additional payments under the arrangements for the acquisition of those products. Certain ongoing cost savings resulting from the combination of ALZA's and SEQUUS' operations may offset a portion of these increases.

     In August 1998, ALZA entered into an agreement under which UCB Pharma, Inc. ("UCB Pharma") is co-promoting Ditropan XL in the United States. UCB Pharma's approximately 350 sales professionals will bring the total number of sales professionals dedicated to the product's introduction to more than 700. UCB Pharma will receive a payment based on sales of Ditropan XL above certain levels. The term of the co-promotion arrangement continues through March 2002. This arrangement will result in increased sales and marketing expenses beginning in 1999.

     For ALZA Technologies, selling, general and administrative expenses in 1999 will include a full year of amortization of costs relating to the 1998 acquisition of limited partnership interests from the TTS Partnership.

Interest and Other Income

     Interest and other income is expected to be somewhat lower in 1999 as a result of the reduction of cash and investment balances in 1998.

     As a result of ALZA's investment in a real estate joint venture and construction of buildings in Mountain View, which are scheduled to be completed in late 1999, ALZA has been evaluating its real estate holdings and future facilities needs. ALZA expects to sell or lease certain Palo Alto and/or Mountain View properties in the near term, which could result in substantial gains in 1999 and lease income in 2000 and beyond.

Income Tax Rate

     ALZA currently expects its combined federal and state 1999 effective income tax rate to be approximately 32%, assuming it has the ability to utilize SEQUUS' net operating losses in 1999. The actual effective income tax rate will depend upon the actual level of earnings, changes in the tax laws, and the amount of investment and research credits available and ALZA's ability to utilize such credits.

Year 2000

     ALZA is reliant upon its computer systems and applications, including scientific and manufacturing equipment containing computer-related components, to conduct its business. Key internal systems and applications include manufacturing production management, raw materials supply, inventory control, research and development activities and project management, documentation, marketing and financial systems. The majority of ALZA's significant operating and accounting systems are currently Year 2000 compliant. The financial and accounting systems that are not currently Year 2000 compliant have been identified and are in the process of being upgraded or replaced. Other internal systems have been inventoried and evaluated for Year 2000 compliance. Internal systems will be upgraded or replaced or contingency plans will be developed, as necessary. Year 2000 issues are expected to be resolved with respect to all systems critical to ALZA's business by the end of 1999.

     In addition to its internal systems, ALZA is also reliant upon the capabilities of the computer systems of its distributors, customers, vendors, banks, and government agencies. ALZA has initiated communications with third parties with whom it has material direct business relationships in order to determine their level of Year 2000 compliance.

     Year 2000 costs incurred to date have not been material. Total costs to modify ALZA's systems for Year 2000 compliance are expected to be less than $2.0 million. Such costs do not include normal system upgrades and replacements and the actual financial impact could exceed this estimate.

     If ALZA is unable to bring its systems into compliance in the expected timeframe, any noncompliance could have a material impact on ALZA's operations, and could result in delays or failures in manufacturing, research and development and similar activities. The extent of such impact cannot presently be determined. ALZA may also experience delays or failures in manufacturing, distribution, order entry, order processing, product shipping and distribution, invoicing, payment, or similar normal business activities, if certain third party distributors, customers, vendors and banks are not Year 2000 compliant. In addition, ALZA may experience some delay in obtaining approvals to market ALZA products from government agencies if government computer systems are not Year 2000 compliant. There can be no assurances that third parties' failure to ensure Year 2000 compliance would not have an adverse impact on ALZA's financial condition or results of operations.
ALZA is currently identifying and developing specific contingency plans intended to mitigate the effects of any potential Year 2000 disruption. ALZA expects to have contingency plans in place by the middle of 1999.


Item 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
          RISK

     ALZA's exposure to market risk for changes in interest rates relates primarily to ALZA's investment portfolio and long-term debt obligations. ALZA does not use derivative financial instruments in its investment portfolio. ALZA's investment policy requires investments with high credit quality issuers and limits the amount of credit exposure to any one issuer.

     The table below presents principal amounts and related weighted-average interest rates by year of maturity for ALZA's investment portfolio:

(In millions)                                  There-       Fair
              1999  2000  2001    2002   2003  after Total Value
________________________________________________________________
Cash and cash equivalents
 Fixed Rate
 Securities$112.8     -     -       -      -    -    $112.8 $112.8
 Average Interest
    Rate      5.32%  -     -       -      -    -       5.32%
________________________________________________________________
Short-term Investments
 Fixed Rate
   Securities$ 86.1  -     -       -      -     -   $ 86.1  $86.1
 Average Interest
    Rate      5.67%  -     -       -      -     -      5.67%
________________________________________________________________
Long-term Investments
 Fixed Rate
   Securities -     $94.1  $67.0 $54.2  $42.9   -   $258.2 $261.0
 Average Interest
    Rate      -     6.17%  6.48% 6.60%   6.23%  -    6.35%

Total Investments
 Securities $198.9  $94.1  $67.0 $54.2  $42.9       $457.1 $459.9
 Average Interest
    Rate      5.47%  6.17% 6.48%  6.60%  6.23%  -   5.97%


     ALZA is exposed to equity price risks on the marketable portion of equity securities included in its portfolio of investments entered into to further its business and strategic objectives. These investments are generally in small capitalization stocks in the pharmaceutical and biotechnology industry sector, in companies with which ALZA has research and development or product agreements. ALZA typically does not attempt to reduce or eliminate its market exposure on these securities. A 20% adverse change in equity prices would result in a decrease of approximately $11.0 million in ALZA's available-for-sale securities, based upon a sensitivity analysis performed on ALZA's financial position at December 31, 1998. However, actual results may differ materially.

     ALZA derives royalty revenues from client companies with significant sales to customers in foreign countries. ALZA believes its exposure to foreign currency exchange rate risks is generally limited to such royalty revenues. ALZA does not use derivative financial instruments to mitigate this exposure.

ALZA Corporation
CONSOLIDATED STATEMENT OF OPERATIONS

Years ended December 31,
(In millions, except per share amounts)  1998      1997      1996
_______________________________________________________________
REVENUES

Net sales                           $ 289.4   $ 181.1   $ 134.1
Royalties, fees and other             233.1     188.3     180.8
Research and development, including
 amounts from Crescendo, a related party
 (1998-$95.0, 1997-$29.7) and TDC, a
 related party (1997-$67.8,
 1996-$100.7)                         124.4     135.0     131.2
________________________________________________________________
Total revenues                       646.9     504.4     446.1

COSTS AND EXPENSES

Costs of products shipped             125.7      99.9      89.2
Research and development              182.8     180.6     162.2
Selling, general and administrative   141.9      85.7      74.5
Acquisitions of in-process
 research and development               -       108.5       -
Contribution to Crescendo, a related
 party                                  -       247.0       -
Asset write-down                        -        11.5       -
_______________________________________________________________
 Total costs and expenses             450.4     733.2     325.9

  Operating income (loss)             196.5    (228.8)    120.2

Interest expense                       56.7      55.2      43.0
Distribution to debenture holders       -         8.0       -
Interest and other income             (26.4)    (57.1)    (54.7)
_______________________________________________________________
Net interest and other
  expense (income)                     30.3       6.1     (11.7)
_______________________________________________________________
Income (loss) before income taxes     166.2    (234.9)    131.9

Provision for income taxes             57.9      40.3      49.8
_______________________________________________________________
Net income (loss)                   $ 108.3   $(275.2)  $  82.1

Earnings (loss) per share
  Basic                             $  1.09   $ (2.83)  $  0.86
  Diluted                           $  1.07   $ (2.83)  $  0.84

Shares
  Basic                                99.0      97.3      95.8
  Diluted                             101.5      97.3      97.4

See accompanying notes.

ALZA Corporation
CONSOLIDATED BALANCE SHEET

December 31,
(In millions, except per share amounts)         1998      1997
ASSETS

CURRENT ASSETS
Cash and cash equivalents                   $  110.1   $  71.7
Short-term investments                          86.1     127.8
Receivables, net of allowance for doubtful
 accounts(1998-$2.7; 1997-$2.3)                131.1     109.0
Receivable from Crescendo, a related party      17.5      15.0
Inventories                                     54.6      41.9
Prepaid expenses and other current assets       26.3      27.9
_______________________________________________________________
   Total current assets                        425.7     393.3

PROPERTY, PLANT AND EQUIPMENT
Buildings and leasehold improvements           229.6     214.7
Equipment                                      184.1     157.9
Construction in progress                        56.6      23.4
Land and prepaid land leases                    34.4      24.3
                                               504.7     420.3
_______________________________________________________________
Less accumulated depreciation and
  amortization                                (132.3)   (103.3)
_______________________________________________________________
   Net property, plant and equipment           372.4     317.0

Investments in long-term securities            317.9     361.6
Deferred product acquisition payments          279.1     147.2
Other assets                                   271.5     231.6
_______________________________________________________________

   TOTAL ASSETS                              $1,666.6  $1,450.7

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable                             $  59.7   $  60.7
Accrued liabilities                             61.5      52.8
Current portion of long-term debt                7.4       2.9
_______________________________________________________________
   Total current liabilities                   128.6     116.4

5% convertible subordinated debentures         500.0     500.0
5 1/4% zero coupon convertible subordinated
 debentures                                    422.6     402.6
Other long-term liabilities                     83.5      65.4

Commitments and contingencies

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value, 0.1 shares authorized -    -
Common stock, $.01 par value, 300.0 shares authorized;
 100.3 and 97.7 shares issued and outstanding in
 1998 and 1997, respectively                     1.0       1.0
Additional paid-in capital                     644.5     581.4
Accumulated other comprehensive income (loss)  (10.6)     (4.8)
Retained earnings (deficit)                   (103.0)   (211.3)
_______________________________________________________________
   Total stockholders' equity                  531.9     366.3

   TOTAL LIABILITIES AND STOCKHOLDERS'
      EQUITY                               $ 1,666.6 $ 1,450.7

See accompanying notes.

ALZA Corporation
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
Years ended December 31, 1998, 1997 and 1996

(In millions)

                                          ACCUMULATED            TOTAL
                               ADDITIONAL    OTHER    RETAINED   STOCK-
                        COMMON  PAID-IN COMPREHENSIVE EARNINGS HOLDERS'
                        STOCK   CAPITAL   INCOME(LOSS)(DEFICIT) EQUITY

Balance, December 31, 1995 $0.9  $493.4    $  1.9       $30.9  $ 527.1

Common stock issued         0.1    63.6        -           -      63.7

Comprehensive income (loss)
 Net income                -      -            -         82.1     82.1
 Unrealized gains on
   securities of $3.2, net of
   reclassification adjustment
   for gains included in net
   income of $5.2          -      -         (2.0)           -     (2.0)
_______________________________________________________________________
Total comprehensive income
   (loss)                                                         80.1
_______________________________________________________________________
 Balance, December 31, 1996 1.0 557.0      (0.1)        113.0    670.9

Common stock issued        -     24.4        -            -       24.4
Distribution of
   Crescendo Shares        -       -         -          (49.1)   (49.1)

Comprehensive income (loss)
 Net loss                  -      -          -         (275.2)  (275.2)
 Unrealized losses on
   securities of $1.0, net of
   reclassification adjustment
   for gains included in net
   income of $3.7          -      -        (4.7)           -      (4.7)
 Total comprehensive income
   (loss)                                                       (279.9)
_______________________________________________________________________
Balance, December 31, 1997 1.0  581.4      (4.8)       (211.3)   366.3

Common stock issued        -     63.1        -            -       63.1

Comprehensive income (loss)
 Net income                -      -          -          108.3    108.3
 Unrealized losses on
   securities of $4.8, net of
   reclassification adjustment
   for gains included in net
   income of $1.0          -      -         (5.8)         -      (5.8)
______________________________________________________________________
Total comprehensive income                                      102.5
______________________________________________________________________
Balance, December 31, 1998 $1.0 $644.5    $(10.6)    $(103.0) $ 531.9
______________________________________________________________________



See accompanying notes.

ALZA Corporation
CONSOLIDATED STATEMENT OF CASH FLOWS
(In millions)

Years ended December 31,                 1998      1997      1996
_________________________________________________________________
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                      $108.3    $(275.2)   $82.1
Non-cash adjustments to reconcile net
 income (loss) to net cash provided by
(used in) operating activities:
 Depreciation and amortization          34.4        31.3     21.6
 Amortization of product acquisition
   payments                             15.7         4.0      2.2
 Interest on 5 1/4% zero coupon convertible
  subordinated debentures               21.4        20.3     19.3
 Issuance of common stock to 401(k) plan 0.3         0.3      0.2
 Issuance of common stock in exchange for
   research and development technology
   license                                -         -         0.4
 Decrease (increase) in assets:
  Receivables                           (24.6)     1.5      (15.9)
  Inventories                           (12.8)     3.1       (9.3)
  Prepaid expenses and other current
    assets                                5.8     (4.1)      (1.9)
 Increase (decrease) in liabilities:
  Accounts payable                       0.4      27.4       10.4
  Accrued liabilities                  (15.5)      0.1        2.3
  Deferred revenue                      (0.7)      0.3      (17.9)
  Other long-term liabilities            4.1      (20.8)      4.8
 Asset write-down                        -        11.5         -
   Total adjustments                    28.5      74.9       16.2
__________________________________________________________________
Net cash provided by (used in)
  operating activities                 136.8     (200.3)     98.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures                    (65.1)    (41.8)    (52.2)
Product acquisition payments           (36.4)    (140.1)      -
Purchase of limited partners' interests in
    ALZA TTS Research Partners, Ltd.    (91.2)     -          -
Investment in real estate joint venture  -        (36.2)      -
Purchase of TDC deferred tax asset       -        (23.0)      -
Purchases of available-for-sale
  securities                           (323.3)   (435.4) (1,215.4)
Sales of available-for-sale securities  317.0     707.5     587.7
Maturities of available-for-sale
  securities                             82.1      65.7     163.7
Increase in cash surrender value-life
  insurance and prepaid premiums       (21.8)     (12.8)    (20.3)
Decrease (increase) in other assets    (16.7)      12.4      (9.6)
__________________________________________________________________
Net cash (used in) provided by investing
  activities                           (155.4)     96.3    (546.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distribution of Crescendo Pharmaceuticals
  Corporation shares to ALZA stockholders_        (49.1)       -
Net proceeds from 5% convertible
  subordinated debentures                -         -        488.8
Issuances of common stock               61.4      24.1       63.0
Principal payments on long-term debt    (4.4)      3.0       (1.1)
  Net cash provided by (used in)
   financing activities                  57.0     (22.0)    550.7
__________________________________________________________________
Net increase (decrease) in cash and
  cash equivalents                      38.4     (126.0)    102.9

Cash and cash equivalents at the
  beginning of year                     71.7      197.7      94.8
Cash and cash equivalents at
  the end of year                    $ 110.1    $71.7     $   197.7

See accompanying notes.

ALZA Corporation
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

     ALZA Corporation is a research-based pharmaceutical company with leading drug delivery technologies. ALZA applies its delivery technologies to develop pharmaceutical products with enhanced therapeutic value for its own portfolio and for many of the world's leading pharmaceutical companies. ALZA is currently focusing its sales and marketing efforts in urology and oncology.

     ALZA acquired all of SEQUUS' outstanding stock in a tax-free, stock-for-stock transaction on March 16, 1999. SEQUUS was engaged in the development, manufacturing, marketing and sales of proprietary liposome and lipid-based products used primarily to treat cancer and certain fungal infections. ALZA has accounted for the transaction as a pooling of interests, and accordingly, the consolidated financial statements and all financial information have been restated to reflect the combined operations, financial position and cash flows of both companies.


Nature of Operations
     Net sales includes sales of products marketed directly by ALZA and sales of those products to distributors, as well as sales generated from contract manufacturing activities for ALZA's client companies. ALZA recognizes sales revenues at the time of product shipment, net of discounts, rebates and allowances.

     ALZA's contract manufacturing activities are undertaken with respect to products developed as a result of ALZA's client-funded product development arrangements. Under the third party arrangements, ALZA is reimbursed for its costs of developing the products; ALZA often manufactures the product for the client, generally for a supply price intended to cover ALZA's costs to manufacture the product plus a small margin; and ALZA receives royalties based on the client's sales of the products.

     Royalties, fees and other revenues include royalty revenue and other payments based on sales by ALZA's client companies of products developed under joint development and commercialization agreements, and certain one-time or infrequent fees, milestones or similar payments under such agreements. Included in royalties, fees and other revenues are revenues from ALZA's promotion and co-promotion of certain products, some of which are contingent on sales. Royalties, fees and other revenues are recognized as earned. ALZA recognizes upfront fee revenues on or after the effective date of the licensing, copromotion or other agreement, when there are no contingencies or conditions to ALZA's receipt of the payments. ALZA recognizes milestone fee revenues when all of the conditions to payment have been met and there are no further contingencies or conditions to ALZA's receipt of payment. Such fees, when recognized, are not refundable, and do not require any future performance by ALZA in order to retain them.

     Revenues from research and development activities with client companies, including Crescendo, are reported as research and development revenues, and are recognized as earned. ALZA's research and development revenues represent clients' reimbursement to ALZA of costs incurred in product development and clinical evaluation, including a portion of general and administrative expenses, and therefore do not contribute significantly to operating income. Research and development revenues are recognized when billable in accordance with the terms prescribed in each respective client development agreement (billed based upon labor and other costs incurred during the period). Such revenues are not refundable. ALZA's policy is to expense all costs of research and product development related both to costs incurred on its own behalf and on behalf of its clients.

Credit and Investment Risks
     Royalties, fees and other revenues and research and development revenues are generally derived from agreements with major pharmaceutical company clients and Crescendo, all of which have significant cash resources. Therefore, ALZA considers its credit risk related to these transactions to be minimal. ALZA's net sales result from sales of ALZA-marketed products primarily to major pharmaceutical distributors, and sales from contract manufacturing for ALZA's client companies. If the financial condition or operations of any of the pharmaceutical distributors were to deteriorate substantially, ALZA's operating results could be adversely affected.

     ALZA generally invests excess cash in securities of banks and companies from a variety of industries with strong credit ratings, and in U.S. government obligations. These securities typically bear minimal risk and ALZA has not experienced any losses on its investments due to institutional failure or bankruptcy. ALZA's investment policy is designed to limit exposure with any one institution.

Principles of Consolidation
     The consolidated financial statements include the accounts of ALZA and its wholly-owned subsidiaries, ALZA Development Corporation, ALZA International, Inc., ALZA Land Management, Inc., ALZA Limited and, since its acquisition in September 1997, TDC, and after the close of the merger, SEQUUS Pharmaceuticals, Inc. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates
     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash, Cash Equivalents and Short-term Investments
     Cash and cash equivalents include cash balances and investments with maturities of three months or less at the time of purchase. Short-term investments include commercial paper and other highly liquid investments with maturities less than one year. The carrying amount reported on the balance sheet for cash, cash equivalents and short-term investments approximates their fair value.

Stock-Based Compensation
     ALZA accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. ALZA currently grants stock options for a fixed number of shares to employees and directors with an exercise price equal to the fair value of the shares at the date of grant, and therefore records no compensation expense.

Inventories
     Raw materials, work in process and finished goods inventories are stated at the lower of standard cost (which approximates actual costs on a first-in, first-out cost method) or market value.

Inventories consist of the following (in millions):

                                      1998           1997
__________________________________________________________________
Raw materials                       $  18.2            $19.2
Work in process                        10.6              8.5
Finished goods                         25.8             14.2
__________________________________________________________________
     Total inventories              $  54.6            $41.9

Property, Plant and Equipment
     Property, plant and equipment are stated at cost, including capitalized interest of $1.5 million in 1998, $0.7 million in 1997 and $2.2 million in 1996. Maintenance and repairs are expensed as incurred. Depreciation and amortization are generally computed on the straight-line method, over estimated useful lives, as follows:

Classification                Estimated Useful Life
Buildings                     30 to 40 years
Leasehold improvements        Terms of the leases (1 to 5 years)
Equipment                     3 to 9 years
Prepaid land leases           Remaining terms of the leases (16 to
                              59 years)

     Depreciation and amortization expense for property, plant and equipment was $27.2 million, $26.7 million and $19.6 million for 1998, 1997 and 1996, respectively. Prepaid land leases represent ALZA's total cost, paid in advance, of leasehold rights to land upon which certain of ALZA's buildings in Palo Alto, California are situated. Included in construction in progress at December 31, 1998 are payments made in connection with facilities being constructed or modified, and the installation of related equipment in Palo Alto and Mountain View,
California (primarily research and development) and Vacaville, California (primarily commercial manufacturing).

Deferred Product Acquisition Costs and Acquisition of In-process Research and Development
     Initial payments and distribution fees for the acquisition of products that, at the time of acquisition by ALZA, are already marketed or are approved by the FDA for marketing (or for which such approval is imminent) are capitalized and amortized over the estimated life cycle of the products, which range from 10 to 20 years. At the time of acquisition, the product life cycle is estimated by ALZA based upon the term of the agreement, the patent life of the product and, for products that are no longer covered by patents, the product's historical profitability trend since it has been off-patent and management's assessment of future sales and profitability of the product. This estimate is assessed regularly during the amortization period and the asset value or useful life is reduced when appropriate. Accumulated amortization of these costs was $21.9 million, $6.2 million and $2.2 million at December 31, 1998, 1997 and 1996, respectively.

     Payments for rights to products acquired by ALZA when they are in development and not yet approved by the FDA (and which have no alternative future use) are recognized as charges to acquisition of in-process research and development. Charges to in-process research and development were $108.5 million in 1997.

Long-Lived Assets
     ALZA routinely evaluates the carrying value of its long-lived assets. ALZA records impairment losses on long-lived assets used in operations when events and circumstances indicate that assets may be impaired and the undiscounted cash flows estimated to be generated by the assets are less than the carrying amount of those assets.

     In 1997, ALZA wrote down approximately $11.5 million of fixed assets, $3.7 million of which related to excess manufacturing equipment. Lower than expected production requirements under a supply agreement with G.D. Searle & Co. for Covera-HS-trademark- (verapamil) contributed to the excess capacity of manufacturing equipment. Such equipment was written down to its fair market value, which was determined based upon estimates of current market prices. The remaining $7.8 million of the write-down is related primarily to custom-designed manufacturing and research and development equipment that was determined to have limited or no future use based upon changes in production volumes or product formulations. ALZA has returned certain custom designed manufacturing equipment to the vendor, and is using other manufacturing equipment to a limited extent. ALZA continues to pursue alternative uses for the remaining equipment and will dispose of equipment with no alternative future use.

Accrued Liabilities
Accrued liabilities are as follows (in millions):

                                      1998           1997
__________________________________________________________________
Accrued compensation                $  25.3            $20.0
Accrued income taxes                   23.7             11.4
Other accrued liabilities              12.5             21.4
__________________________________________________________________
     Total accrued liabilities      $  61.5            $52.8

Advertising Costs
     Advertising costs are accounted for as expenses in the period in which they are incurred. Advertising expense for 1998, 1997 and 1996 was $16.3 million, $8.5 million and $5.0 million, respectively.

Supplemental Disclosures of Cash Flow Information (in millions)
Cash paid during the year for:
                                    1998     1997      1996
__________________________________________________________________
  Income taxes                    $ 34.2    $ 59.5    $ 42.2
  Interest, net of amount
     capitalized                    29.8     36.8      16.3


Non cash investing and financing activities:
                                    1998     1997      1996
__________________________________________________________________
Net unrealized losses
 on available-for-sale
 securities, net of tax effect     $ (5.8)   $(4.7)    $(2.0)
Acquisition of building in lieu of
 repayment of note receivable        17.5        -       -
Accrued product and license
 acquisition costs                   20.0        -       -
Conversion of 5 1/4% Debentures into
 ALZA common stock                    1.4        -       -
Deferred issuance costs for
 5% Debentures                        -          -      11.2
Investment in low-income housing
 in exchange for long term debt      23.6      17.1     11.9

Comprehensive Income
     As of January 1, 1998, ALZA adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for reporting comprehensive income and its components. Total comprehensive income includes net income plus other comprehensive income, which for ALZA primarily comprises net unrealized gains or losses on available-for-sale securities. The adoption of SFAS 130 had no impact on ALZA's results of operations or financial position. The following table shows the tax effect allocated to each component of comprehensive income for the years ended December 31, 1998, 1997 and 1996:


                                  Before-Tax Tax(Expense) Net-of-Tax
(In millions)                         Amount   or Benefit  Amount
Unrealized gains on available-
  for-sale securities                   $5.0     $(1.8)    $3.2
Less:  reclassification adjustment for
  gains realized in net income           8.4     (3.2)      5.2
Net unrealized loss for the year ended
  December 31, 1996                     (3.4)     1.4      (2.0)

Unrealized losses on available-
  for-sale securities                   (1.9)     0.9      (1.0)
Less:  reclassification adjustment for
  gains realized in net income           6.1     (2.4)      3.7
__________________________________________________________________
Net unrealized loss for the year ended
  December 31, 1997                     (8.0)     3.3      (4.7)

Unrealized losses on available
  -for-sale securities                  (8.3)     3.5      (4.8)
Less:  reclassification adjustment for
  gains realized in net income           1.5     (0.5)      1.0
__________________________________________________________________
Net unrealized loss for the year ended
  December 31, 1998                     $(9.8)   $4.0     $(5.8)

Segment Information
     In 1998, ALZA adopted FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). The new rules establish revised standards for the reporting of financial and descriptive information about operating segments in financial statements. The adoption of SFAS 131 did not have a material effect on ALZA's financial statements, but did affect the disclosure of segment information contained in Note 13.

Reclassifications
     Certain prior year amounts have been reclassified to conform to the current presentation.


Note 2. INVESTMENTS

     ALZA has classified its entire investment portfolio, including cash equivalents of $112.8 million and $70.8 million at December 31, 1998 and 1997, respectively, as available-for-sale. Investments in the available-for-sale category are generally carried at fair value with unrealized gains and losses recorded as a separate component of stockholders' equity. At December 31, 1998, net unrealized losses on available-for-sale securities were $10.6 million, net of $7.3 million tax effect. At December 31, 1997, net unrealized losses on available-for-sale securities were $4.8 million, net of $3.4 million tax effect. The cost of securities when sold is based upon specific identification. Realized gains and losses for the year ended December 31, 1998 were $1.7 million and $0.2 million, respectively. Realized gains and losses for the year ended December 31, 1997 were $7.6 million and $1.5 million, respectively.
The following is a summary of ALZA's investment portfolio (in millions):

                 December 31, 1998
                                                     Estimated
                    Amortized  Unrealized Unrealized    Fair
                      Cost      Gains       Losses      Value
______________________________________________________________
U.S. Treasury
 securities
 and obligations
 of U.S. government
 agencies            $66.3     $ 0.6        $(0.1)      $66.8

Collateralized mortgage
 obligations and asset
 backed securities    58.4       0.4           -         58.8

Corporate debt
  securities         332.4       2.0         (0.1)      334.3
_____________________________________________________________
Total debt
 securities          457.1       3.0         (0.2)      459.9

Equity securities     77.6        -         (20.7)       56.9
______________________________________________________________
Total available
 for sale            534.7       3.0        (20.9)      516.8
Less cash
 equivalents        (112.8)       -            _       (112.8)
______________________________________________________________
Total investments   $421.9      $3.0      $ (20.9)     $404.0

                            December 31, 1997
                            _________________
                                                     Estimated
                    Amortized  Unrealized Unrealized    Fair
                      Cost      Gains       Losses      Value
______________________________________________________________
U.S. Treasury
 securities
 and obligations
 of U.S. government
 agencies            $149.8     $ 0.4      $ (0.3)    $ 149.9

Collateralized mortgage
 obligations and asset
 backed securities     70.9       0.3        (0.2)       71.0

Corporate debt
  securities          270.6       0.9        (0.4)      271.1
______________________________________________________________
Total debt
 securities           491.3       1.6        (0.9)      492.0

Equity securities      77.1       1.1       (10.0)       68.2
______________________________________________________________
Total available
 for sale             568.4       2.7       (10.9)      560.2
Less cash
 equivalents          (70.8)       -           -        (70.8)
______________________________________________________________

Total investments  $  497.6   $   2.7      $(10.9)     $489.4

     The amortized cost and estimated fair value of debt securities at December 31, 1998 and 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay certain of the obligations without prepayment penalties.

(in millions)
December 31,                      1998                1997
_________________________________________________________________
                                    Estimated          Estimated
                          Amortized    Fair   Amortized    Fair
                            Cost      Value     Cost      Value

Due in one year or less    $199.0    $198.9    $ 198.8   $ 198.7
Due after one year
  through four years        215.3     217.5      235.0     235.5
Due after four years
  through eight years        42.8      43.5       57.5      57.8
 _______________________________________________________________
    Total                 $457.1    $459.9     $491.3     $492.0

     In early 1997, ALZA purchased approximately 1.2 million common shares of USB (4.9% of the outstanding common shares at that time) at a price of $18.256 per share, for an aggregate investment of $21.5 million. Beginning in the first quarter of 1998, this stock has been classified as available for sale and recorded at fair market value. Prior to 1998, ALZA could not dispose of the shares for one year from the balance sheet date and, in accordance with SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities", the shares were considered restricted stock and therefore recorded at cost. ALZA and USB are parties to a marketing and distribution agreement for Ethyol, which is described in Note 4.

    In early 1997, ALZA purchased 2.0 million common shares of Alkermes (9.7% of the outstanding common shares at that time) at a price of $25 per share, for an aggregate investment of $50.0 million. This stock is not restricted and is therefore classified as available-for-sale. In 1997, ALZA entered into a clinical development and option agreement with Alkermes for Cereport, which is described in Note 4. In 1998, ALZA and Alkermes entered into an exclusive license agreement for two of ALZA's oral drug delivery technologies, RingCap and dose sipping technology, which is described in Note 4.


NOTE 3. PER SHARE INFORMATION

     Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average common shares outstanding for the period plus the dilutive effect of stock options, warrants and convertible securities.

     The following table sets forth the computation of ALZA's basic and diluted earnings (loss) per share (in millions, except per share amounts):
                                    1998     1997      1996
______________________________________________________________
NUMERATOR:
  Net income (loss)               $108.3    $(275.2)  $ 82.1
______________________________________________________________

DENOMINATOR:
Basic
  Weighted average shares           99.0      97.3      95.8
______________________________________________________________
Diluted
  Weighted average shares           99.2      97.3      95.8
  Effect of dilutive securities:
   Employee stock options
    and warrants                     2.3       -         1.6
 ______________________________________________________________
 Weighted average shares           101.5      97.3      97.4

Basic earnings (loss) per share   $  1.09   $(2.83)   $  .86
Diluted earnings (loss) per share $  1.07   $(2.83)   $  .84

     Outstanding options and warrants to purchase 0.3 million shares of ALZA's common stock were excluded from the 1998 earnings per share calculation for the year ended December 31, 1998 because the exercise price of the options was greater than the average market price. The potentially dilutive effect of the 5% Debentures and 5 1/4% Debentures would have been anti-dilutive in all periods presented, and were therefore excluded from the diluted earnings per share calculation. In 1997, the potentially dilutive effect of options and warrants would have been anti-dilutive and were therefore excluded from the diluted calculation.

NOTE 4: ACQUISITIONS OF PRODUCT RIGHTS AND DEVELOPMENT AND OPTION
 AGREEMENTS

Product Acquisitions
     In late 1995, ALZA entered into a marketing and distribution agreement with USB for Ethyol. Under the terms of the agreement, ALZA has exclusive rights to market the product in the United States for five years after its launch in April 1996, and is responsible for sales and marketing; the USB sales force co-promotes the product with ALZA. After the five-year period, which ALZA has an option to extend for one year, marketing rights to Ethyol will revert to USB, and ALZA will receive payments from USB for ten years based on continued sales of the product. ALZA paid USB an upfront payment and initial distribution fees totaling $20.0 million in 1995 and 1996. Of this amount, approximately $13.3 million was attributed by ALZA to the initial FDA approved indication (ovarian cancer) and was capitalized. Approximately
$6.7 million, which was attributed by ALZA to potential expanded product indications not yet approved by the FDA, was charged to selling, general and administrative expenses. ALZA paid $10.0 million in distribution fees in 1997 based on USB clinical activities relating to Ethyol, and paid an additional $5.0 million in early 1998, both of which were capitalized.

     In July 1997, ALZA acquired exclusive rights to Mycelex Troche in the United States from Bayer. Under the terms of the agreement, ALZA made a $50.0 million upfront payment to Bayer, which was capitalized, and will make an additional payment if net sales of the product during a certain period are above a specified level. Bayer manufactures Mycelex Troche for ALZA.

     In October 1997, ALZA acquired the exclusive rights in the United States and Canada to Elmiron and three additional urology products, BiCitra, PolyCitra and Neutra-Phos, from IVAX. Under the terms of the agreement, ALZA paid a $75.0 million upfront fee to IVAX, which was capitalized, and must pay additional fees if specified Elmiron sales levels are achieved during the five years ending October 2002. ALZA incurred an additional fee of $8.5 million in 1998 based upon Elmiron sales, which was capitalized. IVAX manufactures Elmiron for ALZA.

     In October 1997, ALZA acquired the rights in the United States to the immediate-release Ditropan product and trademark from HMRI. ALZA also acquired the rights to the product in Canada in April 1998 from HMRI and P&G. Under the terms of the agreements, ALZA made upfront payments, which were capitalized. ALZA incurred additional fees of $12.5 million in 1998 based upon Ditropan sales levels in the United States, which were capitalized. HMRI manufactures the product for ALZA. ALZA has the right to market other products in the United States and Canada under the Ditropan trademark, and HMRI will receive royalty payments from ALZA if the trademark is used by ALZA with other products, such as Ditropan XL.
     In November 1998, ALZA acquired the exclusive marketing and distribution rights in the United States to Urispas from SB. Under the terms of the agreement, ALZA paid a $25.0 million upfront fee to SB, which was capitalized, and may be required to make additional milestone payments. SB manufactures the product for ALZA.

Development and Option Agreements
     In September 1997, ALZA entered into a clinical development and option agreement with Alkermes relating to Cereport, a compound intended to facilitate the delivery of chemotherapeutic agents to the brain. Under the terms of the agreement, ALZA paid Alkermes $10.0 million, which was charged to acquisition of in-process research and development. Under the agreement, Alkermes is conducting additional clinical activities related to Cereport, and ALZA has the option to acquire exclusive worldwide commercialization rights to the product.

     ALZA entered into two agreements with Janssen, effective December 31, 1997, modifying the previous arrangements between the parties relating to two E-TRANS fentanyl products. Under a development and commercialization agreement, ALZA and Janssen modified the agreement pursuant to which the companies were jointly developing Transfenta. In connection with this modified agreement, ALZA made a one-time payment of $21.5 million to Janssen. As the product was not yet approved by the FDA and has no alternative future use, the payment was charged to acquisition of in-process research and development. ALZA will receive a share of the United States operating profits from the product and royalties from sales of the product outside the United States. The product is currently in Phase III clinical development. Under the second agreement, ALZA will continue the development of an E-TRANS fentanyl product for the treatment of chronic and breakthrough pain. Janssen will have an option, exercisable until 90 days after ALZA has spent $30 million on the product, to take over funding the continued development of the product and to commercialize the product worldwide. If Janssen exercises its option, ALZA will receive a share of the United States operating profits from the product and royalties from sales of the product outside the United States. If Janssen does not exercise its option, ALZA may continue the development of the product, which is currently under development with Crescendo, and which ALZA did not have the right to develop independent of Janssen prior to the modification of the arrangements.

     In April 1998, ALZA and Alkermes entered into an exclusive license agreement for two of ALZA's oral drug delivery technologies: RingCap and dose sipping technology. The arrangement gives Alkermes worldwide rights to the two technologies and Alkermes will be responsible for the continued research and development of products incorporating them.
Alkermes will pay ALZA upfront payments and revenues from the development and commercialization of products incorporating the technologies.

   For the arrangements described above, the amounts paid by ALZA were charged to acquisition of in-process research and development because the products were under development and had not yet been approved by the FDA, and the products had no alternative future use.


NOTE 5: DEBT OBLIGATIONS AND OTHER LONG-TERM LIABILITIES

     In 1996, ALZA issued $500 million of 5% convertible subordinated debentures due 2006 (the "5% Debentures"). Each 5% Debenture is convertible, at the option of the holder, into shares of ALZA common stock at an initial conversion price of $38.19 per share, subject to certain anti-dilution adjustments. At anytime on or after May 1, 2000, the 5% Debentures are redeemable at ALZA's option at a premium to their face value. From May 1, 1999 to May 1, 2000, the 5% Debentures are redeemable at ALZA's option if ALZA's common stock trades above a certain level. Interest is payable semiannually. The 5% Debentures rank pari passu with ALZA's outstanding 5 1/4% Debentures discussed below. Unamortized costs related to the issuance of the 5% Debentures were $8.8 million at December 31, 1998 and were included in other assets. At December 31, 1998 and 1997, the fair value of the 5% Debentures was $723.6 million and $526.9 million, respectively.

     In 1994, ALZA issued 5 1/4% zero coupon convertible subordinated debentures due 2014 (the "5 1/4% Debentures"). The
5 1/4% Debentures were issued at a price of $354.71 per $1,000 principal amount at maturity. At December 31, 1998 the outstanding
5 1/4% Debentures had a total principal amount at maturity of $945.6 million with a yield to maturity of 5 1/4% per annum, computed on a semiannual bond equivalent basis. There are no periodic interest payments. At the option of the holder, each 5 1/4% Debenture is convertible into 12.987 shares of common stock. At the option of the holder, the 5 1/4% Debentures will be purchased by ALZA on July 14, 1999, July 14, 2004 or July 14, 2009, at a purchase price equal to the issue price plus accreted original issue discount to such purchase date. ALZA, at its option, may elect to deliver either common stock or cash in the event of conversion or purchase of the 5 1/4% Debentures. ALZA, at its option, may redeem any or all of the 5 1/4% Debentures for cash after July 14, 1999 at a redemption price equal to the issue price plus accreted original issue discount. Unamortized costs related to the issuance of the 5 1/4% Debentures were $7.0 million at December 31, 1998. At December 31, 1998 and 1997, the fair value of the 5 1/4% Debentures was $650.6 million and $441.2 million, respectively.

Other Long-term Liabilities
ALZA's other long-term liabilities are as follows (in millions):
                                      1998           1997
______________________________________________________________
Long-term debt                      $  43.5            $29.6
Deferred compensation                  40.0             35.8
______________________________________________________________
   Total other long-term liabilities    $83.5          $65.4

     At December 31, 1998 and 1997, long-term debt primarily consists of notes representing the required future payments under investments of $52.5 million and $32.1 million, respectively, in low income housing partnerships (included in other assets). The aggregate annual maturities of long-term debt at December 31, 1998 were $7.5 million in 1999, $8.3 million in 2000, $8.1 million in 2001, $6.3 million in 2002 and $5.7 million in 2003.

     ALZA has deferred compensation arrangements under which selected employees may defer a portion of their salaries. ALZA has purchased life insurance policies that it intends to use to partially finance amounts to be paid in the future to participants, based on their deferred salary amounts plus interest. The cash surrender value of these policies totaled $93.0 million and $71.2 million at December 31, 1998 and 1997, respectively, and is included in other assets.


NOTE 6:  CAPITAL STOCK AND WARRANTS

     In connection with the formation of TDC, ALZA issued warrants to purchase approximately 1.0 million shares of common stock at an exercise price of $65 per share. The warrants, to the extent not exercised, will expire on December 31, 1999.

     At December 31, 1998, SEQUUS had outstanding 0.3 million warrants, each to purchase 0.5 shares of SEQUUS common stock at an exercise price per share of $7.4328. Warrants outstanding at March 16, 1999 totaling 0.2 million were assumed by ALZA. Each warrant is exercisable for 0.2 shares of ALZA common stock at an exercise price per share of $18.58, and all warrants expire, to the extent not exercised, in May 1999.

     ALZA is authorized to issue 100,000 shares of preferred stock, $0.01 par value, none of which was outstanding at December 31, 1998 or 1997. The Board of Directors may determine the rights, preferences and privileges of any preferred stock issued in the future.


NOTE 7: ARRANGEMENTS WITH CRESCENDO PHARMACEUTICALS CORPORATION AND THERAPEUTIC DISCOVERY CORPORATION (RELATED PARTIES)

Crescendo Pharmaceuticals Corporation
    Crescendo was formed by ALZA for the purpose of selecting and developing human pharmaceutical products, and commercializing such products, most likely through licensing to ALZA. On September 29, 1997, ALZA contributed $300.0 million in cash to Crescendo. On September 30, 1997, all of the Crescendo Shares were distributed to the holders of ALZA common stock and ALZA's outstanding convertible subordinated debentures. ALZA recorded a charge of $247.0 million (including expenses of $4.0 million) and interest expense of $8.0 million related to the distribution to stockholders and debenture holders, respectively. ALZA also recorded a dividend of $49.1 million for the distribution of the Crescendo Shares to ALZA stockholders. The interest expense and dividend amount were determined according to the fair market value (based on NASDAQ trading prices immediately following the distribution) of the Crescendo shares distributed to debenture holders and stockholders, respectively. The excess of the amount contributed to Crescendo over the fair market value of the shares, along with transaction expenses, was recorded as an expense.

    In connection with the contribution to Crescendo and the distribution of the Crescendo Shares, ALZA and Crescendo entered into a number of agreements. Crescendo and ALZA entered into a Development Agreement for the selection and development of human pharmaceutical products. Under the agreement, Crescendo funds the development of products recommended by ALZA for development and accepted by Crescendo. The development of certain specified products was funded by Crescendo beginning August 25, 1997, the date on which TDC ceased funding the development of such products.

     Under a Technology License Agreement between ALZA and Crescendo, ALZA has granted to Crescendo a worldwide license to use ALZA technology solely to select and develop Crescendo products, and to conduct related activities, and to commercialize such products. In exchange for the license to use existing ALZA technology relating to seven products initially under development by Crescendo and ALZA, Crescendo pays a technology fee to ALZA, payable monthly over a period of three years, in the amount of $1.0 million per month for the 12 months following the distribution of the Crescendo Shares, $667,000 per month for the following 12 months and $333,000 per month for the following 12 months. The technology fee will no longer be payable at such time as fewer than two of the seven initial products are being developed by Crescendo and/or have been licensed by ALZA pursuant to the option, granted to it by Crescendo, to license any or all Crescendo products. ALZA recorded technology fee revenue from Crescendo of $10.7 million and $4.0 million for 1998 and 1997, respectively. Three of the seven initial products were in development or had been licensed at December 31, 1998.

     ALZA recognizes the technology fee from Crescendo when earned. Since Crescendo owes the fee at the end of each month if, and only if, at least two of the "initial products" remain in development and/or have been licensed at the end of each month, the fee is not earned until the end of each month in which the test is satisfied. Development of any or all of the Initial Products could be terminated by Crescendo at any time, and four of these products are no longer in active development or under license. The monthly technology fee payments are not guaranteed, and the conditions precedent to their payment have not been fulfilled and cannot be fulfilled before the end of each month. At the time ALZA accrues the Crescendo technology fee, ALZA has no future performance obligations to Crescendo in order to earn the fee that is being accrued.

     ALZA has an option to acquire an exclusive, royalty-bearing license to each product developed by Crescendo under the Development Agreement. The option is exercisable on a product-by-product, country-by-country, basis. In December 1998, ALZA exercised its option to obtain a worldwide license to OROS oxybutynin (Ditropan XL). In consideration of the grant of the license, ALZA must pay Crescendo 2.5% of net sales of the licensed product for the first year and 3% for the second and third years. Thereafter, until 15 years after the date of the first commercial sale of the product, the percentage owed to Crescendo would be based upon development costs paid by Crescendo; based upon current information this rate is expected to be between 5% and 6%.

     Under the terms of the services agreement, ALZA performed certain administrative services for Crescendo for which ALZA was reimbursed its direct costs plus certain overhead expenses. ALZA recorded service revenue of $0.2 million in 1998; service revenue in 1997 was insignificant.

     In addition, under Crescendo's Restated Certificate of Incorporation, ALZA has the right to purchase all (but not less than all) of the Crescendo Shares at a price based upon a pre-established formula (the "Purchase Option"). The Purchase Option price will be determined as the greatest of the following:

    (a)(i) 25 times the actual payments made by or due from ALZA to Crescendo under the Development Agreement and the License Agreement with respect to any product (and, in addition, such payments as would have been made by or due from ALZA to Crescendo if ALZA had not previously exercised its payment buy-out option with respect to any such payments) for the four calendar quarters immediately preceding the quarter in which the Purchase Option is exercised (provided, however, that for any product which has not been commercially sold during each of such four calendar quarters, the portion of the exercise price for such product will be 100 times the average of the quarterly payments made by or due from ALZA to Crescendo for each of such calendar quarters during which such product was commercially sold) less (ii) any amounts previously paid to exercise any payment buy-out option;

   (b) the fair market value of one million shares of ALZA Common
Stock;

   (c) $325 million less all amounts paid by or due from Crescendo under the Development Agreement to the date the Purchase Option is exercised; and

   (d) $100 million.

     In each case, the amount payable as the Purchase Option exercise price will be reduced to the extent, if any, that Crescendo's liabilities at the time of exercise (other than liabilities under the Development Agreement, the Technology License Agreement and the Services Agreement) exceed Crescendo's cash and cash equivalents and short-term and long-term investments (excluding the amount of Available Funds remaining at such time). ALZA may pay the exercise price in cash, in ALZA Common Stock or in any combination of cash and ALZA Common Stock.

Therapeutic Discovery Corporation
     On September 29, 1997, ALZA purchased all of the Class A Common Stock of TDC for $100.0 million in cash. This acquisition was recorded as a purchase and, accordingly, the purchase price was allocated to assets acquired based upon their fair market value on the acquisition date. The purchase resulted in a charge of $77.0 million to acquisition of in-process research and development, and the remaining $23.0 million of the purchase price was allocated to a deferred tax asset arising from TDC's net operating loss carryforward and capitalized research and development.

     ALZA and TDC had a development contract pursuant to which ALZA conducted research and development activities on behalf of TDC. Product development revenues from TDC during 1997 and 1996 under this development contract were $67.8 million and $100.7 million, respectively. ALZA performed certain administrative services for TDC under an administrative services agreement for which ALZA was reimbursed its direct costs, plus certain overhead expenses. For the years ended 1997 and 1996, administrative service revenue under this agreement was $0.4 million and $0.2 million, respectively, and is included in royalties, fees and other revenues.


NOTE 8:  EMPLOYEE COMPENSATION AND BENEFIT PROGRAMS

Bonuses and Awards
     ALZA has a company-wide bonus program under which substantially all regular employees are eligible to receive a bonus. The annual bonus pool, if any, is determined by ALZA's Board of Directors, at its discretion, based on ALZA's performance during the year. Bonus expenses under this program for 1998, 1997 and 1996 were $9.2 million, $7.9 million and $6.9 million, respectively. SEQUUS' bonus expenses for 1998, 1997, 1996 were $1.7 million, $1.6 million and $1.8 million, respectively.

Defined Contribution Plan
     ALZA has a company-funded, defined contribution retirement plan for substantially all its employees. This plan provides for an annual basic contribution and allows for additional discretionary contributions on a year-by-year basis. Such contributions are allocated to participants based on the participants' salaries and ages. For 1998, 1997 and 1996, the total expense for such contributions to this plan was $3.9 million, $3.6 million and $2.9 million, respectively. A supplemental plan for executives provides for contributions in excess of those made to the above plan. ALZA recognized expense of $0.3 million related to this plan in 1998, the first year in which contributions were accrued.

Employee Savings Plan
     ALZA has an employee savings plan which permits participants to make contributions by salary reductions pursuant to section 401(k) of the Internal Revenue Code. ALZA makes small contributions and matches contributions up to a specified amount per participant. In 1998, 1997 and 1996, ALZA's contributions to the plan were $1.8 million, $1.1 million and $0.7 million, respectively.

     SEQUUS has a 401(k) Plan under which it may make employer contributions, in the form of common stock, at the discretion of the Board of Directors. SEQUUS reserved 55,200 shares (ALZA equivalent shares) for issuance under the plan. In 1998, 1997 and 1996, SEQUUS' contribution of common stock to the plan was valued at approximately $0.3 million, $0.3 million and $0.2 million, respectively.

Stock Plan
     ALZA has a stock plan whereby incentive stock options to purchase shares of ALZA common stock at not less than the fair market value of the stock at the date of the grant may be granted to employees; nonstatutory stock options to purchase shares of ALZA common stock at not less than 85% of the fair market value of the stock at the date of grant may be granted to employees, directors and consultants; and restricted stock may be issued. Options typically vest one to three years from date of grant and generally expire ten years after the date of grant. A total of 7.4 million shares of ALZA's common stock have been reserved for issuance under its stock plan. To date, all options granted have had exercise prices equal to the fair market value of common stock on the date of grant.

     In 1998, a total of 260,773 shares of restricted stock were issued to a limited number of employees at a price of $0.01 per share, the par value of the common stock. Restrictions on these shares lapse in 2002, or upon change of control of ALZA. In 1997, 25,000 shares of restricted stock were issued to one employee at a price of $0.01 per share, the par value of the common stock. Restrictions on these shares lapse with respect to 25% of the shares in 1999, 50% of the shares in 2000, and 25% of the shares in 2001. All shares for which restrictions have not yet lapsed are subject to forfeiture in the event of termination of the holder's employment with ALZA. ALZA records expense for all restricted stock grants for the difference between the market price on the date of grant and the par value on a straight line basis over the vesting period.

     A summary of ALZA's stock option activity, and related information for 1998, 1997 and 1996 follows:

                      1998             1997             1996
 ______________________________________________________________
                        Weighted         Weighted        Weighted
                         Average         Average         Average
                Options  ExerciseOptions Exercise Options Exercise
            (in millions)Price(in millions)Price(in millions)Price Outstanding-begin-
  ning of year     6.1   $25       5.5   $  24      5.7    $ 23
Granted            2.3    44       1.6      29      0.9      27
Exercised         (1.2)   24      (0.6)     21     (0.9)     20
Forfeited         (0.2)   33      (0.4)     26     (0.2)     25
________________________________________________________________
Outstanding-end
  of year          7.0    31       6.1      25      5.5      24

Exercisable-end
  of year          3.1    24       2.7      24      2.2      23

Weighted-average fair
 value of options
 granted              $13.69            $9.93            $8.13

     At December 31, 1998 and 1997, shares available for grant under ALZA's stock plan were 0.4 million and 2.7 million, respectively.

     SEQUUS' stock plans include the SEQUUS 1987 Employee Stock Option Plan, the SEQUUS 1987 Consultant Stock Option Plan, the SEQUUS 1990 Director Stock Option Plan and the SEQUUS Equity Incentive Plan. Most of the outstanding options accelerated so as to become exerciseable immediately prior to the closing date of the merger. Upon closing of the merger, ALZA assumed all remaining options under these plans, which were converted into outstanding options to purchase ALZA common stock. The following table shows activity under the SEQUUS plans, adjusted to ALZA equivalent shares:

                      1998             1997             1996
 ______________________________________________________________
                        Weighted         Weighted        Weighted
                         Average         Average         Average
                Options  ExerciseOptions Exercise Options Exercise
            (in millions)Price(in millions)Price(in millions)Price
 ______________________________________________________________
Outstanding-begin-
 ning of year      1.6   $23       1.6   $  25      1.6    $ 20
Granted            0.4    25       0.5      18      0.4      40
Exercised         (0.3)   20      (0.1)     15     (0.3)     15
Forfeited          -       -      (0.4)     28     (0.1)     28
 ______________________________________________________________
Outstanding-end
  of year          1.7     23         1.6    23         1.6    25

Exercisable-end
  of year          0.9     23         0.9    20         0.8    18

Weighted-average fair
 value of options
 granted             $15.62            $10.92          $23.23


     The following is a summary of ALZA and SEQUUS (on an equivalent basis) combined options outstanding and options exercisable:

        OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
 ______________________________________________________________
            Number Weighted-Average                 Number
Range of Outstanding Remaining  Weighted-Average Exercisable Weighted-
Exercise     at     Contrac-        Exercise     at          Average
Prices    12/31/98   tual life      Price         12/31/98   Exercise
        (in millions)(in years)                (in millions) Price
 ______________________________________________________________
$ 2.80-15.59    0.3          6.9     $ 13.25       0.2      $13.25
 15.60-24.50    2.7          5.8       20.50       2.2       20.70
 24.75-29.00    1.7          7.0       25.37       1.0       25.21
 29.06-45.75    2.4          8.1       32.70       0.6       35.09
 46.69-51.62    1.6          9.3       47.01        -           -
  ______________________________________________________________
                8.7                                4.0

     Financial Accounting Standards Board SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") prescribes a fair value method of accounting for employee stock options. SFAS 123 gives companies a choice of recognizing related compensation expense by adopting the new fair value method or continuing to measure compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). ALZA has elected to continue to follow
APB 25 in accounting for its employee stock options and employee stock purchase plan.

     Had compensation expense for ALZA's and SEQUUS' stock options and shares issued under the stock purchase plans been determined using the fair value method in accordance with SFAS 123, ALZA's pro forma net income (loss) and earnings (loss) per share would have been as follows:

(in millions, except per share amounts) 1998     1997      1996
Net income (loss)
 As reported                          $ 108.3   $(275.2)  $ 82.1
 Pro forma                               88.4    (287.1)    70.6
Earnings (loss) per share (basic)
 As reported                         $   1.09  $ (2.83)  $ 0.86
 Pro forma                               0.89    (2.95)    0.74
Earnings (loss) per share (diluted)
 As reported                         $   1.07  $ (2.83)  $ 0.84
 Pro forma                               0.87    (2.95)    0.72

     The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                            1998         1997          1996
_______________________________________________________________
Risk-free interest rate 5.5% to 6.2% 6.2% to 6.4%   6.0% to 6.2%
Expected dividend yield      0%           0%             0%
Expected volatility (1)     30%          30%            30%
Expected life (in years)  2.25-3.8     2.25-4.0       2.25-3.6

(1) SEQUUS' volatility rates for 1998, 1997 and 1996 were 83%, 79% and 74%, respectively.

     Changes in the assumptions can materially affect the fair value estimate and therefore the existing models do not necessarily provide a reliable single measure of the fair value of ALZA's employee stock options or shares issued under the employee stock purchase plans.


Employee Stock Purchase Plan
     ALZA has an employee stock purchase plan in which essentially all ALZA employees may participate and purchase stock at 85% of its fair market value at certain specified dates. Employee contributions are limited to 15% of compensation. In 1998, 1997 and 1996 total shares of ALZA common stock purchased by the participants under the terms of this plan were 0.2 million, 0.3 million and 0.2 million, respectively. Since adoption of this plan in 1984, 1.9 million shares have been issued under this plan and
1.1 million shares are available for issuance. The fair value of the employees' purchase rights was estimated using the Black-Scholes option pricing model with the following weighted average assumptions for 1998, 1997 and 1996: risk free interest rates of 5.3%, 5.4% and 5.3%, respectively; dividend yields of zero; an expected volatility factor of the market price of ALZA's common stock of 30%; and an expected life of six months. The weighted-average fair value for shares issued under the employee stock purchase plan for 1998, 1997 and 1996 was $8.26, $6.52 and $6.00, respectively.

     SEQUUS had a stock purchase plan for its employees, which, upon closing of the merger was assumed by ALZA. Under this plan, SEQUUS employees could purchase stock at 85% of the fair market value at certain specified dates. Employees enrolled in the plan may purchase equivalent shares of ALZA stock through July 1999, when the plan terminates. In 1998, 1997 and 1996 total shares (ALZA equivalent) of SEQUUS common stock purchased by the participants under the terms of this plan were not significant. Since the plan's inception, 0.1 million equivalent shares have been issued and 0.2 million equivalent shares are available for issuance.


NOTE 9:  INCOME TAXES

The provision for income taxes is as follows:

(in millions)                      1998       1997        1996
_______________________________________________________________
Federal
 Current                          $ 49.7         $46.9    $47.9
 Deferred                           (0.7)        (20.2)    (7.8)
_______________________________________________________________
                                    49.0          26.7     40.1
State
 Current                            11.1          16.5     11.2
 Deferred                           (2.3)         (2.9)   (1.5)
_______________________________________________________________
                                     8.8          13.6      9.7
_______________________________________________________________
Provision for income taxes        $ 57.8         $40.3    $49.8

     Tax benefits associated with employee stock option transactions reduced current income taxes by $9.7 million, $2.3 million and $3.3 million for 1998, 1997 and 1996, respectively.

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before income taxes. The sources and tax effects of the differences are as follows:

(in millions)                       1998       1997       1996
_______________________________________________________________
Expected federal tax at 35%      $  58.2      $(81.2)   $  46.2
State income taxes, net of
 federal benefit                     5.7         8.8        6.3
Investment and research
 tax credits                        (7.5)       (5.2)      (2.3)
Purchased in-process research and
 development                         -         113.4          -
Other                                1.4         4.5       (0.4)
_______________________________________________________________
Provision for income taxes       $  57.8      $ 40.3      $49.8

Temporary differences which give rise to a significant portion of deferred tax assets and liabilities at December 31, 1998 and 1997 are as follows (in millions):

                                          1998       1997
_______________________________________________________________
Deferred tax assets:
  Capitalized intangibles               $  53.7     $ 47.9
  Net operating loss and credit
     carry forwards                        46.0       40.2
  Compensation                             19.2       16.1
  Unrealized losses on
     available-for-sale securities          7.3        3.4
  Inventories                               7.2        5.6
  Investments                               4.2        5.7
  Bad debt                                  4.0        3.0
  State income taxes                        1.0        7.4
  Deferred revenue                          -          0.1
  Other                                     5.9        5.2
_______________________________________________________________
     Total deferred tax assets            148.5      134.6
  Less valuation allowance                (23.2)     (23.2)
_______________________________________________________________
                                          125.3      111.4
Deferred tax liabilities:
  Property, plant and equipment            43.6       43.1
  Other                                     6.0        3.9
_______________________________________________________________
     Total deferred tax liabilities        49.6       47.0
_______________________________________________________________
Net deferred tax assets                 $  75.7      $64.4

     The valuation allowance at December 31, 1998 relates to net operating losses and tax credit carryforwards which ALZA believes may not be realizable because of delayed availability due to tax "change of ownership" limitations. The remainder of such carryforwards are realizable within the next three years. Of the valuation allowance, $4.1 million is attributable to stock option deductions, the benefit of which will be allocated to contributed capital when realized. The valuation allowance did not change in 1998 or 1997.


NOTE 10:  COMMITMENTS AND CONTINGENCIES

Commitments
     ALZA leases certain buildings and equipment under operating leases, the terms of which range from one to 31 years. Rent expense under these leases for 1998, 1997 and 1996 was $5.3 million, $6.5 million and $5.5 million, respectively.

     In late 1997, ALZA acquired a 50% interest in a real estate joint venture for the development of a 13-acre parcel of land in Mountain View, California. ALZA invested $36.2 million in the joint venture, which will be applied to the construction of buildings on the parcel. ALZA is also obligated to make improvements to the buildings, the total cost of which is expected to exceed $100.0 million; approximately $39.2 million had been spent as of December 31, 1998. The joint venture will lease the buildings to ALZA upon completion of construction, currently scheduled for late 1999. The leases provide for an initial term of 15 years with scheduled annual rent increases, followed by two 10-year extension periods with rent increases based upon the Consumer Price Index. ALZA receives 50% of the joint venture's income.

     ALZA has also entered into a ground lease agreement for an adjacent seven-acre parcel of land on which it may construct a pilot plant, laboratories and other technical facilities. The term of the ground lease is approximately 33 years and includes options for ALZA to purchase, or to be required to purchase, the property.

     Aggregate minimum lease commitments under all non-cancelable operating lease arrangements as of December 31, 1998 were (in millions):

          1999           $  11.2
          2000              12.3
          2001              12.0
          2002              12.1
          2003              11.3
          Later years      156.6
          ______________________
          Total           $215.5

     In January 1998, ALZA purchased a building in Mountain View, California, which it had leased since 1992. The total purchase price was approximately $19.0 million, which was offset by the repayment of an outstanding note receivable from the seller. The note receivable was included in other assets at December 31, 1997.

Contingencies
     Pharmaceutical companies are subject to product liability claims. Product liability suits have been filed against Janssen and ALZA from time to time relating to the Duragesic product. Janssen is managing the defense of these suits in consultation with ALZA under an agreement between the parties.

     Historically, the cost of resolution of ALZA's liability (including product liability) claims has not been significant, and ALZA is not aware of any asserted or unasserted claims pending against it, including the suits mentioned above, the resolution of which would have a material adverse impact on ALZA's results of operations or financial position.


NOTE 11. ACQUISITION OF LIMITED PARTNERS' INTERESTS IN ALZA TTS
  RESEARCH PARTNERS, LTD.

    On June 29, 1998, ADC, a wholly-owned subsidiary of ALZA, elected to exercise its option to acquire all of the outstanding limited partnership interests in the TTS Partnership, which was formed in 1982 to develop and commercialize products combining ALZA's proprietary transdermal drug delivery technology with certain generic compounds. The exercise price of $91.2 million was paid in cash to the limited partners on August 14, 1998. ALZA had been paying the TTS Partnership four percent of net sales of Duragesic and Testoderm, two products developed by ALZA on behalf of the TTS Partnership. As a result of the exercise of the purchase option, ALZA has all rights to these products, and therefore retains all royalties paid by Janssen on sales of Duragesic, the full transfer price and royalties from sales of Testoderm outside the United States, and the full sales margin on Testoderm in the United States. The purchase price was recorded as deferred product and license acquisition cost and is being amortized over a period of 10 years beginning July 1, 1998.

     Additionally, as of September 1998 ALZA and Janssen entered into an agreement under which Janssen is making a series of quarterly payments to ALZA over two years to help defray ALZA's substantial purchase price paid for the limited partnership interests in the TTS Partnership. In exchange, the royalty rate payable by Janssen to ALZA with respect to Duragesic will be reduced by a portion of the rate that ALZA had previously paid to the TTS Partnership.

NOTE 12. ACQUISITION OF SEQUUS PHARMACEUTICALS, INC.
     On October 5, 1998, ALZA and SEQUUS announced that the companies entered into a definitive merger agreement under which ALZA would acquire SEQUUS, subject to SEQUUS' stockholder approval. Under the terms of the agreement, ALZA acquired all of SEQUUS' outstanding stock in a tax-free, stock-for-stock transaction on March 16, 1999. SEQUUS stockholders received 0.4 shares of ALZA common stock for each share of SEQUUS common stock. ALZA issued
13.2 million shares to acquire the outstanding SEQUUS shares on the closing date. ALZA has accounted for the transaction as a pooling of interests, and accordingly the consolidated financial statements and all financial information have been restated to reflect the combined operations, financial position and cash flows of both companies.

     The following table summarizes the separate and combined results of operations of ALZA and SEQUUS:

Year ended December 31, 1998
(in millions, except per share amounts)
                                               POOLING
                            ALZA       SEQUUS  ADJUSTMENT  COMBINED
_______________________________________________________________
Revenues                    $  584.5  $ 62.4              $ 646.9
Net income (loss)              112.3    (6.7)   $ 2.7       108.3
Earnings (loss) per share
 Basic                         1.30    (0.21)                1.09
 Diluted                       1.26    (0.21)                1.07

Year ended December 31, 1997
(in millions, except per share amounts)
                                                   POOLING
                               ALZA    SEQUUS    ADJUSTMENT COMBINED(1)
_____________________________________________________________________
Revenues                    $ 464.4    $40.0               $   504.4
Net income (loss)            (261.1)   (23.6)      $ 9.4      (275.2)
Earnings (loss) per share
 Basic                         (3.07)  (0.78)                  (2.83)
 Diluted                       (3.07)  (0.78)                  (2.83)

Year ended December 31, 1996
(in millions, except per share amounts)         POOLING
                            ALZA      SEQUUS   ADJUSTMENT  COMBINED
_____________________________________________________________________
Revenues                    $ 413.1      $33.0                $446.1
Net income (loss)              92.4      (17.2)   $6.9          82.1
Earnings (loss) per share
 Basic                         1.10    (0.59)                   0.86
 Diluted                       1.08    (0.59)                   0.84

 (1) Net loss for the year ended December 31, 1997 reflects a total of $368.7 million (or pro forma $3.77 per share, diluted) of charges, net of a tax benefit of $8.1 million, including a $247.0 million and $8.0 million of interest expense related to ALZA's distribution of shares of Crescendo, $108.5 million for acquired in-process research and development, an asset write-down of $11.5 million and costs of $1.8 million related to workforce reductions. Pro forma combined net income excluding these items would have been $93.4 million (or pro forma $0.94 per share, diluted).

NOTE 13:  SEGMENT REPORTING

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for annual and interim disclosures of operating segments, products and services, geographic areas and major customers using the "management approach." This approach requires reporting information regarding operating segments on the same basis used internally by management to evaluate segment performance. SFAS 131 is effective beginning with the 1998 fiscal year-end financial statements. The adoption of the new standard has no impact on ALZA's results of operations or financial condition.

     ALZA has two operating segments: ALZA Pharmaceuticals, which includes sales of products directly to the pharmaceutical marketplace, research and development for products marketed by, and potential products to be marketed by, ALZA (including revenues and expenses relating to products under development with Crescendo) and certain co-promotion revenues for products co-promoted by ALZA; and ALZA Technologies, which includes research, development and manufacturing for client companies and ALZA Pharmaceuticals, and royalties and fees resulting from sales by ALZA's client companies of products developed under joint development and commercialization agreements. The "Other" category primarily comprises corporate general and administrative expenses, including finance, legal, human resources, commercial development, executive and other functions not directly attributable (or allocated) to the activities of the operating segments, as well as rental and service fee revenues.

      SEQUUS' net sales, costs of products shipped, research and development expenses for products marketed by, and potential products to be marketed by, ALZA Pharmaceuticals, and sales and marketing expenses are included in the ALZA Pharmaceuticals segment; SEQUUS' royalty and fee revenues and research and development revenues and related expenses (largely for activities undertaken on behalf of ALZA Pharmaceuticals) are included in the ALZA Technologies segment; and SEQUUS' general and administrative expenses are included in the Other segment.

     ALZA evaluates performance and allocates resources based on operating income or loss from operations (before allocation of certain general and administrative expenses, net interest expense, investment gains and losses and income taxes). ALZA does not assess segment performance or allocate resources based on a segment's total assets and therefore, ALZA's assets are not reported by segment. ALZA allocates certain long-lived assets to operating segments for purposes of allocating depreciation and amortization expense. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. ALZA accounts for intersegment sales based upon negotiated prices, which approximate the prices charged to third parties.

     ALZA's reportable segments are strategic units that distribute products to different types of customers and provide different types of services. They are managed differently because ALZA Pharmaceuticals' sales and marketing efforts are extensive and disparate from the revenue generation process resulting from arrangements with client companies in ALZA Technologies. Additionally, ALZA Pharmaceuticals develops products for commercialization by ALZA, while ALZA Technologies develops products for commercialization by other companies and ALZA Pharmaceuticals.

	The following tables contain information about segment operating income (loss) for the years ended December 31, 1998, 1997 and 1996:

                                Year ended December 31, 1998
                            ALZA          ALZA
(in millions)         Pharmaceuticals  Technologies  Other    Total
___________________________________________________________________
Revenues from external
   customers
 Net sales                  $ 175.8      $ 113.6     $-      $289.4
 Royalties, fees and other     25.3        205.4    2.4       233.1
 Research and development      93.0         31.4      -       124.4
___________________________________________________________________
  Total                       294.1        350.4    2.4       646.9

Intersegment revenues
 Net sales                      -            6.6    -          6.6
 Research & development         -          123.6    -        123.6
___________________________________________________________________
 Total                          -          130.2    -        130.2

Depreciation and amortization
  expense (1)                 12.0          23.0   10.2       45.2
___________________________________________________________________
Segment operating income
  (loss)                      23.2         193.6  (20.3)     196.5
___________________________________________________________________

                           Year ended December 31, 1997
                            ALZA          ALZA
(in millions)         Pharmaceuticals Technologies Other   Total
___________________________________________________________________
Revenues from external
   customers
 Net sales                  $ 87.9      $  93.2  $   -    $181.1
 Royalties, fees and other    11.9        175.6     0.8    188.3
 Research and development     91.5         43.5      -     135.0
___________________________________________________________________
  Total                       191.3        312.3    0.8    504.4

Intersegment revenues
 Net sales                      -            6.0    -         6.0
 Research and development       -          116.5    -       116.5
___________________________________________________________________
  Total                         -          122.5    -       122.5

Depreciation and amortization
  expense (1)                   4.7         16.9   10.3      31.9

Segment operating income
   (loss)                    (322.6)(2)    133.5(3)(29.7)  (228.8)

                                Year ended December 31, 1996
                            ALZA          ALZA
(in millions)         Pharmaceuticals  Technologies  Other  Total
___________________________________________________________________
Revenues from external
   customers
 Net sales                $ 48.7        $  85.4       $ -  $134.1
 Royalties, fees and other  10.9          166.7        3.2  180.8
 Research and development   96.6           34.6         -   131.2
___________________________________________________________________
  Total                    156.2          286.7        3.2  446.1

Intersegment revenues
 Net sales                    -             6.8         -     6.8
 Research and development     -           116.0         -   116.0
 ___________________________________________________________________
 Total                         -          122.8         -   122.8

Depreciation and amortization
  expense (1)                2.8           14.6        6.6   24.0

Segment operating income
     (loss)                (13.7)         159.5      (25.6) 120.2(1)

(1) Includes depreciation expense for property, plant and equipment and amortization expense for deferred product acquisition costs and capitalized software.

(2) Includes charges totaling $334.0 million: acquisition of in-process research and development charges of $77.0 million relating to the purchase of TDC and $10.0 million for a payment to Alkermes under an agreement relating to the Cereport product under development by Alkermes and a $247.0 million contribution to Crescendo.

(3)Includes charges totaling $34.4 million: $21.5 million related to a development and commercialization agreement between ALZA and Janssen for Transfenta-trademark-, a $11.5 million charge relating to the write-down of excess or under-utilized manufacturing equipment and obsolete and idle assets and a $1.4 million charge relating to the Company's work force reduction.

    The following table contains a reconciliation of ALZA's total revenues and income before taxes to that reported by segment in the tables above (in millions):
                                        1998      1997      1996
___________________________________________________________________
Revenues
Total external revenues
   for reportable segments            $644.5    $503.6    $442.9
Intersegment revenues
   for reportable segments             123.6     116.5     116.0
Other revenues                           2.4       0.8       3.2
Elimination of intersegment revenues  (123.6)   (116.5)   (116.0)
___________________________________________________________________
Total consolidated revenues           $646.9    $504.4    $446.1

Income (loss) before taxes
Total operating income (loss) for
  reportable segments                 $220.7   $(195.7)   $149.1
Other loss                             (24.2)    (33.1)    (28.9)
Unallocated amounts:
 Interest income                       26.4      57.1      54.7
 Interest expense                      (56.7)   (63.2)    (43.0)
___________________________________________________________________
Income (loss) before income taxes     $166.2   $(234.9)   $131.9

Company-wide Information:

Geographic Revenues
 (in millions)                          1998      1997     1996
___________________________________________________________________
United States                         $538.7    $415.5    $372.9
Canada                                   7.9       6.1       3.0
Europe                                  94.9      79.3      67.4
Other foreign countries                  5.4       3.5       2.8
Consolidated total                    $646.9    $504.4    $446.1


     Long-lived assets outside the United States were not significant. Export sales, principally net sales to distributors and client companies in Europe, were $42.6 million, $36.2 million and $25.8 million in 1998, 1997 and 1996, respectively.

     The following table shows the revenues from ALZA's major customers as a percentage of total consolidated revenues for the years ended December 31, 1998, 1997 and 1996.

                              Percentage of ALZA's Consolidated
Revenues
                                   1998      1997      1996
___________________________________________________________________
Janssen (1,2)                     18%        14%       13%
Crescendo (1,2)                    16          *         -
Pfizer (2)                         12         16        20
TDC (1,2)                           -         14        22

(1)  Included in the ALZA Pharmaceuticals segment
(2)  Included in the ALZA Technologies segment
*   Less than 10%

NOTE 14: QUARTERLY FINANCIAL DATA (UNAUDITED)
(In millions, except per share amounts)
                          1998                   1997
               First Second Third Fourth  First Second Third(1) Fourth(2)
___________________________________________________________________
Total revenues $143.5 $158.3 $172.8 $172.3 $113.8 $126.7 $125.0 $138.9

Gross margin
  on net sales   35.4   37.2   42.1   48.9   13.0   19.4   21.9  26.9

Operating income
  (loss)         47.6   53.1   50.5   45.3   31.4   35.2( 311.2) 15.8

Net income
  (loss)         26.5   29.4   27.7   24.7   21.8   22.0(329.6)  10.6

Earnings (loss) per share
  Basic         $0.27  $0.30  $0.28 $0.25   $0.23 $0.23 $(3.38)$0.11
  Diluted        0.27   0.29  0.27   0.24    0.22  0.22  (3.38) 0.10

(1) In the third quarter of 1997, ALZA recorded charges totaling $353.5 million, or $3.63 per share, diluted. These charges included a $247.0 million charge and $8.0 million of interest expense related to the distribution of Crescendo Shares, $87.0 million for acquired in-process research and development and an asset write-down of $11.5 million.

(2) In the fourth quarter of 1997, ALZA recorded charges of $21.5 million for acquired in-process research and development and $1.8 million in costs related to a workforce reduction. Net of income taxes, these charges totaled $15.2 million, or $0.16 per share, diluted.



REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS AND STOCKHOLDERS
ALZA CORPORATION


We have audited the accompanying consolidated balance sheets of ALZA Corporation as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ALZA Corporation at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                 /s/Ernst & Young LLP


Palo Alto, California
January 29, 1999,
except for paragraph 2 of Note 1 and Note 12 as to which date is March 16, 1999

                                                       SCHEDULE II



                             ALZA CORPORATION
              CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
               Years Ended December 31, 1998, 1997 and 1996



             Balance at    Additions    Deductions
             Beginning    Charged to       and       Balance at
              of Year        Income     write-offs   End of Year

(In millions)

Allowance for
 doubtful
 receivables:

 1998            $ 2.3        $  1.7       $  1.3         $ 2.7

 1997            $ 1.1        $  1.4       $  0.2         $ 2.3

 1996            $ 0.4        $  1.0       $  0.3         $ 1.1